Filed Pursuant to Rule 424(b)(3)

File No. 333-180816

Prospectus

MICRO IMAGING TECHNOLOGY, INC.

140,000,000 Shares

Common Stock

This prospectus relates to the offer and resale of up to 140,000,000 shares of our common stock, par value $0.01 per share, by the selling stockholder, Dutchess Opportunity Fund II, LP, or “Dutchess”. Dutchess has agreed to purchase up to 500,000,000 shares pursuant to the investment agreement dated May 4, 2010 between Dutchess and us. Subject to the terms and conditions of such investment agreement, which is referred to in this prospectus as the “Investment Agreement,” we have the right to put up to $5,000,000 million in shares of our common stock to Dutchess. This arrangement is sometimes referred to as an “Equity Line.” For more information on the selling stockholder, please see the section of this prospectus entitled “Selling Stockholder”.

As of April 13, 2012, the Company had 826,264,567 issued and outstanding shares of common stock. The 140,000,000 shares represent 16.9% of the number of currently outstanding shares. Upon issuance of these shares, the total number of issued and outstanding shares of common stock will be 966,264,567 and the registered shares will then represent 14.5% of those shares. Additionally, as of the date of this Registration Statement, these 140,000,000 shares represent 20.9% of the current float.

We will not receive any proceeds from the resale of these shares of common stock offered by Dutchess. We will, however, receive proceeds from the sale of shares to Dutchess pursuant to the Equity Line. When we put an amount of shares to Dutchess, the per share purchase price that Dutchess will pay to us in respect of such put will be determined in accordance with a formula set forth in the Investment Agreement. Generally, in respect of each put, Dutchess will pay us a per share purchase price equal to ninety-five percent (95%) of the lowest daily volume weighted average price of our common stock during the five (5) consecutive trading day period beginning on the trading day immediately following the date of delivery of the applicable put notice.

Dutchess may sell the shares of common stock from time to time at the prevailing market price on the Over-the Counter (OTC) Bulletin Board, or on an exchange if our shares of common stock become listed for trading on such an exchange, or in negotiated transactions. Dutchess is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line. For more information, please see the section of this prospectus entitled “Plan of Distribution”.

Our common stock is quoted on the OTCBB under the symbol “MMTC”. The last reported sale price of our common stock on the OTCBB on May 9, 2012 was $0.0031 per share.

Investing in the offered securities involves a high degree of risk, including those risks set forth in the “Risk Factors” section of this prospectus, as well as those set forth in any prospectus supplement.

We will be responsible for all fees and expenses incurred in connection with the preparation and filing of this registration statement, provided, however, we will not be required to pay any underwriters’ discounts or commissions relating to the securities covered by the registration statement.

You should read this prospectus and any prospectus supplement carefully before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2012

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on behalf of the Company that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus are “forward-looking statements”. These statements are based on the current expectations, forecasts, and assumptions of our management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are sometimes identified by language such as “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions and may also include references to plans, strategies, objectives, and anticipated future performance as well as other statements that are not strictly historical in nature. The risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied in this prospectus include, but are not limited to, those noted under the caption “Risk Factors” beginning on page 8 of this prospectus. Readers should carefully review this information as well the risks and other uncertainties described in other filings we may make after the date of this prospectus with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

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PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus and any prospectus supplements carefully, especially the sections entitled “Caution Regarding Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” together with our financial statements and the related notes included elsewhere in this prospectus and in any prospectus supplements related thereto, before deciding to purchase shares of our common stock.

Micro Imaging Technology, Inc.

Depending upon the context, the terms “MIT,” “Micro Identification Technologies, Inc,” “Company,” “we,” “our” and “us,” refers to either Micro Imaging Technology, Inc. alone or Micro Imaging Technology, Inc. and its subsidiaries collectively. On February 19, 2010 Micro Imaging Technology, Inc. (OTC: Bulletin Board: MMTC) announced that it had changed the Company’s business trading name to doing business as (DBA) Micro Identification Technologies, Inc, to better reflect the extensive capabilities of its microbial identification technologies.

Organizational History

We were incorporated in December 1979 in California under the name HOH Water Technology Corporation and changed our name to Electropure, Inc. in 1996. In November 2005, we again changed our name to Micro Imaging Technology, Inc. as a condition of the sale of our EDI assets (see discussion of Electropure EDI, Inc. below). Our address and telephone number is: 970 Calle Amanecer, Suite F, San Clemente, California 92673 – (949) 388-4546.

In October 1997, we acquired an exclusive license to patent and intellectual property rights involving laser light scattering techniques to be utilized in the detection and monitoring of toxicants in drinking water. In February 2000, we formed Micro Imaging Technology (MIT), a wholly-owned Nevada subsidiary to conduct research and development based upon advancements we developed and patented from the licensed technology.

In October 2005, in order to generate working capital to support the research and development efforts of our MIT subsidiary, we sold our 30,000 square foot building and the assets of our Nevada subsidiary, Electropure EDI, Inc. At that time, the Company changed its corporate identity to Micro Imaging Technology, Inc.

In February 2010, the Company changed the Company’s business trading name to doing business as (DBA) Micro Identification Technologies, Inc, to better reflect the extensive capabilities of its microbial identification technologies.

Summary Financial Data

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in our common stock. The information contained in the following summary are derived from our financial statements for the fiscal years ended October 31, 2011 and 2010 and the three month periods ended January 31, 2012 and 2011 (unaudited).

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Consolidated Statements of Operations Data:

	Three months ended January 31,		Fiscal years ended October 31,
	2012	2011	2011	2010

Sales	$-	$-	$-	$-

Cost of sales	-	-	-	-
Total operating expenses	239,949	256,515	1,079,001	2,444,395
Loss from operations	(239,949)	(256,515)	(1,079,001)	(2,444,395)

Other income (expense)	(81,308)	(91,234)	(415,006)	(634,469)

Loss from operations:
Before provision for income tax	(321,257)	(347,749)	(1,494,007)	(3,078,864)
Provision for income tax	(1,600)	(1,600)	(1,600)	(1,600)
Net Loss	$(322,857)	$(349,349)	$(1,495,607)	$(3,080,464)

Net loss attributable to:
Non-controlling interest	(30,818)	(24,641)	(116,860)	(134,295)
Micro Imaging Technology, Inc. stockholders	(292,039)	(324,708)	(1,378,747)	(2,946,169)
Net loss	$(322,857)	$(349,349)	$(1,495,607)	$(3,080,464)

Net loss per share	$(0.00)	$(0.00)	$(0.01)	$(0.02)

Basic and diluted weighted average shares	515,008,741	189,898,875	282,342,357	141,859,194

Consolidated Balance Sheets Data:

	As of January 31,	As of October 31,	As of October 31,
	2012	2011	2010
ASSETS
Current assets
Cash	$4,288	$5,206	$-
Inventories	-	-	90,904
Prepaid expenses	220	220	86,868
Total current assets	4,508	5,426	177,772

Fixed assets	72,032	79,177	17,881

Total assets	$76,540	$84,603	$195,653

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities	2,475,330	2,380,987	1,743,030
Long term liabilities	26,000	27,039	110,727

Total liabilities	2,501,330	2,408,026	1,853,757

Total stockholders’ deficit	(2,424,790)	(2,323,423)	(1,658,104)
Total liabilities and stockholders’ deficit	$76,540	$84,603	$195,653

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Our Principal Executive Offices. Our principal executive offices are located at 970 Calle Amanecer, Suite F, San Clemente, California 92673. Our telephone number is (949) 388-4546 and our website address is www.micro-imaging.com. Information included or referred to on our website is not a part of this prospectus.

Market Data and Industry Information

We obtained the market data and industry information contained in this prospectus from internal surveys, estimates, reports and studies, as appropriate, as well as from market research, publicly available information and industry publications. Although we believe our internal surveys, estimates, reports, studies and market research, as well as industry publications are reliable, we have not independently verified such information, and as such, we do not make any representation as to its accuracy.

Summary of the Offering

This prospectus relates to the resale of up to 140,000,000 shares of our common stock by Dutchess. The Investment Agreement with Dutchess provides that Dutchess is committed to purchase up to $5,000,000 of our common stock over the course of 36 months. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement. A maximum of 500,000,000 shares (estimated by using the last reported sale price of our common stock on the OTC Bulletin Board on May 4, 2010 of $0.04 per share) may be issued under the Equity Line at per-share prices set at nine-five percent (95%) of the lowest daily volume weighted average price (VWAP) of our common stock during the five (5) consecutive trading day period beginning on the date of delivery of the applicable put notice (such five-day period, the “Pricing Period”).

The Investment Agreement is further described below under the heading, “Investment Agreement”.

Shares of common stock offered by us	None.

Shares of common stock offered by the Selling Stockholder	140,000,000 shares which are available for use under the Equity Line. As of April 13, 2012, the Company had 826,264,567 issued and outstanding shares of common stock. These 140,000,000 shares represent 16.9% of the number of currently outstanding shares. Upon issuance of these shares, the total number of issued and outstanding shares of common stock will be 966,264,567 and the registered shares will then represent 14.5% of those shares. Additionally, as of the date of this Registration Statement, these 140,000,000 shares represent 20.9% of the current float.
Offering Price	To be determined by the prevailing market price for the shares at the time of the sale or in negotiated transactions.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the Equity Line. See “Use of Proceeds.” We intend to use such proceeds for working capital, reduction of indebtedness, acquisitions and other general corporate purposes.

Risk Factors	An investment in our common stock is speculative and involves substantial risks. You should read the “Risk Factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

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Plan of Distribution	The shares of common stock covered by this prospectus may be sold by the selling stockholder in the manner described under “Plan of Distribution.”

OTC Bulletin Board Symbol	“MMTC”

Investment Agreement

We entered into the Investment Agreement with Dutchess on May 4, 2010. Pursuant to the Investment Agreement, Dutchess committed to purchase up to $5,000,000 of our common stock, over the course of 36 months. The obligations of Dutchess as imposed by the terms of this agreement are non-transferrable. The aggregate number of shares issuable by us and purchasable by Dutchess under the Investment Agreement is 500,000,000. To date, we have sold 50,967,000 of the available shares, as that was the number allowed under Rule 415 and attendant shelf-registration limitations.

We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum amount that we are entitled to put in any one notice is the greater of (i) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the date of delivery of the applicable put notice, multiplied by the average of the closing prices for such trading days or (ii) $100,000. The purchase price shall be set at nine-five percent (95%) of the lowest daily VWAP of our common stock during the Pricing Period. However, if, on any trading day during a Pricing Period, the daily VWAP of the common stock is lower than the floor price specified by us in the put notice, then we reserve the right, but not the obligation, to withdraw that portion of the put amount for each such trading day during the Pricing Period, with only the balance of such put amount above the minimum acceptable price being put to Dutchess. There are put restrictions applied on days between the put notice date and the closing date with respect to that particular put. During such time, we are not entitled to deliver another put notice.

There are circumstances under which we will not be entitled to put shares to Dutchess, including the following:

● we will not be entitled to put shares to Dutchess unless there is an effective registration statement under the Securities Act to cover the resale of the shares by Dutchess;

● we will not be entitled to put shares to Dutchess unless our common stock continues to be quoted on the OTC Bulletin Board, or becomes listed on a national securities exchange;

● we will not be entitled to put shares to Dutchess to the extent that such shares would cause Dutchess’s beneficial ownership to exceed 4.99% of our outstanding shares; and

● we will not be entitled to put shares to Dutchess prior to the closing date of the preceding put.

The Investment Agreement further provides that the Company and Dutchess are each entitled to customary indemnification from the other for any losses or liabilities we or it suffers as a result of any breach by the other of any provisions of the Investment Agreement or our registration rights agreement with Dutchess, or as a result of any lawsuit brought by a third-party arising out of or resulting from the other party’s execution, delivery, performance or enforcement of the Investment Agreement or the registration rights agreement.

The Investment Agreement also contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

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In connection with the preparation of the Investment Agreement and the registration rights agreement, we issued Dutchess 750,000 shares of common stock as a document preparation fee in the amount of $15,000. However, in the event that we received any funds from a current private placement or from Dutchess’ purchase of shares prior to the nine month anniversary of the issuance of the 750,000 shares, those shares could have been redeemed, at the discretion of Dutchess, for $15,000 in cash. The Company has redeemed those shares by making payment of $15,000 in cash to Dutchess.

Registration Rights Agreement

Pursuant to the terms of a Registration Rights Agreement, dated May 4, 2010, between Dutchess and us, we are obligated to file one or more registration statements with the SEC to register the resale by Dutchess of shares of common stock issued or issuable under the Investment Agreement. In order to access the credit line, on May 7, 2010 we filed, with the SEC, an initial registration statement on Form S-1 covering the first 11,000,000 shares of common stock, and a second registration statement on July 1, 2011covering an additional 40,000,000 shares of common stock. The aggregate number of shares registered prior to this registration statement is 51,000,000 shares which is equal to seven point six percent (7.5%) of our current public float (where “public float” shall be derived by subtracting the number of shares of common stock held by our officers, directors and “affiliates” (as such term is defined in Rule 144(a)(1) of the 1933 Act) from the total number of shares of our common stock then outstanding). We have agreed that, in the event that prior registrations fail to register all of the shares necessary to fulfill our contractual obligations, we will amend this statement and file new registration statements. This document is the second additional registration statement which is being filed in order to allow the Company to continue to access the credit line. This registration process will continue until such time as all of the dollar amounts available under the credit line, using shares of common stock issuable under the Investment Agreement, have been registered for resale on effective registration statements. In no event will we be obligated to register for resale more than $5,000,000 in value of shares of common stock, or 500,000,000 shares.

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RISK FACTORS

Your investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Failure to raise additional capital could seriously reduce our ability to compete or harm our ability to continue operations.

From time to time we have experienced and continue to experience working capital shortfalls that slowed the development of our research on the MIT technology. We will be required to raise substantial amounts of new financing, through equity investments, loans or strategic alliances, to carry out our business objectives. There can be no assurance that we will be able to obtain such additional financing on terms that are acceptable to us and at the time we require, or at all. Further, any such financing may cause substantial dilution of the interests of current shareholders. If we are unable to obtain such additional financing, the financial condition and results of operations of the Company will be materially adversely affected. Moreover, our estimates of cash requirements to carry out our current business objectives are based upon certain assumptions, including assumptions as to revenues, net income or loss and other factors, and there can be no assurance that such assumptions will prove to be accurate or that unforeseen costs will not be incurred. Future events, including the problems, delays, expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could have a material adverse effect on us and our plans. If we are not successful in obtaining loans or equity financing, it is unlikely that we will have sufficient cash to continue to conduct operations. We believe that to raise needed capital, we may be required to issue debt or equity securities that are significantly lower than the current market price of our common stock. However, no assurances can be given that we can obtain additional working capital through the sale of common stock or other securities, the issuance of indebtedness or otherwise or on terms acceptable to us. Further, no assurances can be given that any such equity financing will not result in a further substantial dilution to the existing shareholders or will be on terms satisfactory to us.

We have a history of losses which are likely to continue.

From our inception in 1979 through October 31, 2011, we have accumulated a loss of $44,161,990 and a net stockholders’ deficit of $2,323,423. The accumulated loss is principally due to expenses incurred in the development of the now disposed of EDI product, initial manufacturing start-up costs, initial marketing efforts, administrative expenses and interest, as well as the expenses associated with the research and development of MIT laser-based monitoring technology acquired in 1997. The report of our independent registered public accounting firm for the fiscal year ended October 31, 2011 contains an explanatory paragraph as to our ability to continue as a going concern. Our financial statements have been prepared assuming that we will continue as a going concern. As discussed in the notes to the financial statements, our negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.

Although we sold our first two MIT Systems during 2007 and a single additional System in October 2009, MIT is considered to be a development stage company. As such, it has no significant or recurring operating income and its prospects must be considered speculative considering the risks, expenses and difficulties frequently encountered in the development of a new technology. While laboratory results and other tests have been encouraging, substantial additional development efforts will be required. The development of the MIT System involves significant risks, which a combination of experience, knowledge and careful evaluation may not be able to overcome. There can be no assurance that unanticipated problems will not occur which would result in material delays in our product development, or that our efforts will result in successful product commercialization on a sustainable level. There can be no assurance that we will be able to achieve profitable operations.

We have limited patent protection.

We own two U.S. patents on our MIT technology and one foreign patent for this technology. We may not be able to afford the expenses required to enforce any patent we may now or in the future own and no assurances can be given that any patents would be upheld if challenged, or if upheld, would provide us with meaningful protection. We also rely on trade secrets and know-how as regards the MIT technology that is not patentable. Although we have taken steps to protect our unpatented trade secrets and know-how, in part through the use of confidentiality agreements with our employees, consultants and certain of our contractors, there can be no assurance that:

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●	these agreements will not be breached,
●	we would have adequate remedies for any breach, or
●	our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

Our competitors are larger and better financed

The microbe identification industry continues to undergo rapid change with intense competition that is expected to increase. There can be no assurance that our competitors have not or will not succeed in developing technologies and products that are more accurate than the MIT System microbe identification and monitoring method and would, accordingly, render the MIT System obsolete and noncompetitive. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities. Accordingly, certain of those competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than us. We will also be competing with respect to sales and marketing capabilities, areas in which we currently have little experience.

Continued technological changes and government regulations could adversely affect our sales

The technology upon which the MIT System relies may undergo rapid development and change. There can be no assurance that the technology utilized by us will be competitive in light of possible future technological developments. Further, we cannot assure that our technology will not become obsolete or that we will have adequate funds to meet technological changes.

There can be no assurance that we will be successful in developing the MIT System to respond to technological changes or evolving industry standards, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of the MIT System, or that any new products will adequately satisfy the requirements of prospective customers and achieve market acceptance. If we are unable to develop and introduce new or improved products in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition will be materially adversely affected.

Dependent upon the field of application, the MIT System, when commercialized, may be subject to extensive regulation by numerous governmental authorities and regulatory agencies worldwide prior to introduction of the product. The process of obtaining required regulatory approvals may be lengthy and expensive depending on the jurisdiction. There can be no assurance that we will be able to obtain the necessary approvals to conduct clinical trials for the manufacturing and marketing of products, that all necessary clearances will be granted to us for future products on a timely basis, or at all, or that review or other actions by the regulatory agencies will not involve delays adversely affecting the marketing and sale of our products. In addition, the testing and approval process with respect to certain products which we may develop or seek to introduce may take a substantial number of years and involve the expenditure of substantial resources. There can be no assurance that the MIT System will be cleared for marketing by the regulatory agencies of the countries in which we seek to market the MIT System. Failure to obtain any necessary approvals or failure to comply with applicable regulatory requirements could have a material adverse effect on our business, financial condition or results of operations. Further, future government regulation could prevent or delay regulatory approval of our products.

If we fail to attract and retain key personnel, our ability to compete will be harmed

Our future success is highly dependent on our ability to attract, retain and motivate qualified personnel, including technical personnel, executive officers and other key management. The loss or unavailability of services of one or more of our key employees, including Michael Brennan, our chief executive officer, or our inability to attract and retain qualified personnel, could have a material adverse effect on our ability to operate effectively.

RISKS RELATING TO OUR COMMON STOCK

Because there is a limited market in our common stock, stockholders may have difficult in selling our common stock and our common stock may be subject to significant price swings.

There can be no assurance that an active market for our Common Stock will develop. If an active public market for our Common Stock does not develop, shareholders may not be able to re-sell the shares of our Common Stock that they own and affect the value of the Shares.

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If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the Over-The-Counter Bulletin Board, such as we, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

·	that a broker or dealer approve a person’s account for transactions in penny stocks; and

·	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

·	obtain financial information and investment experience objectives of the person; and

·	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

·	sets forth the basis on which the broker or dealer made the suitability determination; and

·	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The exercise of outstanding options and warrants may have a dilutive effect on the price of our common stock.

To the extent that outstanding stock options and warrants are exercised, dilution to our stockholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by the outstanding options and warrants.

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We do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the our Board of Directors. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Risks Related to this Offering

We are registering the resale of a maximum of 140,000,000 shares of common stock, aLL of which may be issued to Dutchess under the Equity Line. The resale of such shares by Dutchess could depress the market price of our common stock.

We are registering the resale of a maximum of 140,000,000 shares of common stock under the registration statement of which this prospectus forms a part. The sale of these shares into the public market by Dutchess could depress the market price of our common stock. As of April 13, 2012, there were 826,264,567 shares of our common stock issued and outstanding. In total, we may issue up to 500,000,000 shares to Dutchess pursuant to the Equity Line, meaning that, we are obligated to file one or more registration statements covering the remaining 309,000,000 shares not covered by the registration statement (or the Company’s registration statements covering 51,000,000 shares not covered by either registration statement). The sale of those additional shares into the public market by Dutchess could further depress the market price of our common stock.

Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the Equity Line.

Our Equity Line with Dutchess contemplates our issuance of up to 500,000,000 shares of our common stock to Dutchess, subject to certain restrictions and obligations. If the terms and conditions of the Equity Line are satisfied, and we choose to exercise our put rights to the fullest extent permitted and sell all 500,000,000 shares of our common stock to Dutchess, our existing stockholders’ ownership will be diluted by such sales.

Dutchess will pay less than the then-prevailing market price for our common stock under the Equity Line.

The common stock to be issued to Dutchess pursuant to the Investment Agreement will be purchased at a 5% discount to the volume weighted average price of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date of delivery of a put notice by us to Dutchess, subject to certain exceptions. Therefore, Dutchess has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Dutchess sells the shares, the price of our common stock could decrease.

We may not be able to access sufficient funds under the Equity Line when needed.

Our ability to put shares to Dutchess and obtain funds under the Equity Line is limited by the terms and conditions in the Investment Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Dutchess at any one time, which is determined in part by the trading volume of our common stock, and a limitation on our ability to put shares to Dutchess to the extent that it would cause Dutchess to beneficial own more than 4.99% of our outstanding shares. In addition, we do not expect the Equity Line to satisfy all of our funding needs, even if we are able and choose to take full advantage of the Equity Line.

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USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock offered by Dutchess. However, we will receive proceeds from the sale of our common stock to Dutchess pursuant to the Investment Agreement. The proceeds from our exercise of the put option pursuant to the Investment Agreement will be used to support the commercialization of our current and future product candidates, for general working capital needs, for the reduction of indebtedness and for other purposes that our board of directors, in its good faith, deems to be in our best interest.

All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder. See “Selling Stockholder” and “Plan of Distribution” described below.

SELLING STOCKHOLDER

The information provided in the table and discussions below has been obtained from the selling stockholder. The table below identifies the selling stockholder and shows the number of shares of common stock beneficially owned by it before and after this offering, and the numbers of shares offered for resale by the selling stockholder. Our registration of these shares does not necessarily mean that the selling stockholder will sell all or any of their shares of common stock. However, the “Shares Beneficially Owned After Offering” columns in the table assume that all shares covered by this prospectus will be sold by the selling stockholder and that no additional shares of common stock will be bought or sold by the selling stockholder. No estimate can be given as to the number of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer some or all of the shares and, to our knowledge, there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The following table sets forth the name of the selling stockholder, an if applicable, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by the stockholder prior to the offering, the amount being offered for the stockholder’s account, the amount being offered for the stockholder’s account and the amount to be owned by such stockholder after completion of the offering.

	Shares Beneficially Owned Prior to Offering (1)		Shares Being Offered Under this	Shares Beneficially Owned After Offering (1)
Beneficial Owner	Shares	%	Prospectus(3)	Shares	%
Dutchess Opportunity Fund II, LP(2)	0	0%	140,000,000	None	None

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act, and generally includes voting or investment power with respect to securities. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose. Applicable percentage ownership is based on 826,264,567 shares of common stock outstanding as of April 13, 2012. Except as otherwise noted, we believe that the stockholder named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it, subject to applicable community property laws.

(2) Dutchess is a Delaware limited partnership. Michael Novielli and Douglas H. Leighton are managing members of Dutchess Capital Management, II, LLC, which is the General Partner of Dutchess Opportunity Fund II, with voting and investment power over the shares.

(3) Represents 140,000,000 of the 500,000,000 shares (estimated using last reported sale price of our common stock on the OTC Bulletin Board on May 04, 2010 of $0.04 per share) of common stock issuable by us and purchasable by Dutchess under the Investment Agreement.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on the OTCQB under the symbol “MMTC”

Holders

As of October 31, 2011, there were approximately 400 holders of record of our common stock.

Price Range

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

		Common Stock Bid Prices
		High	Low
Fiscal 2009	First Quarter	0.07	0.01
	Second Quarter	0.13	0.05
	Third Quarter	0.17	0.05
	Fourth Quarter	0.16	0.04
Fiscal 2010	First Quarter	0.08	0.03
	Second Quarter	0.08	0.02
	Third Quarter	0.06	0.02
	Fourth Quarter	0.03	0.01
Fiscal 2011	First Quarter	0.01	0.0045
	Second Quarter	0.0085	0.003
	Third Quarter	0.005	0.0011
	Fourth Quarter	0.0139	0.0015
Fiscal 2012	First Quarter	0.0088	0.0047
	Second Quarter (through April 13, 2012)	0.0049	0.0023

As of October 31, 2011, our shares of common stock were held by approximately 400 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owner’s common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

The transfer agent of our common stock is Transfer Online, Inc., whose address is 512 SE Salmon Street, Portland, OR 97214. The phone number of the transfer agent is (503) 227-2950.

Dividends

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

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Recent Sales of Unregistered Securities

On November 2, 2009, the Company issued 800,000 shares of common stock to a law firm in payment of $29,018 in legal fees accrued between May and October 2009 in regard to litigation conducted with Divine Capital Group.

On November 5, 2009, the Company issued 500,000 shares of common stock to corporate counsel in payment of $20,000 in legal fees accrued between July 2007 and October 2009.

On January 7, 2010, the Board of Directors approved the establishment of the Company’s 2010 Employee Benefit Plan, authorizing the issuance of up to 12 million shares to employees, directors, officers, consultants, or advisors of the Company who are determined to be eligible to receive an option or stock award under the plan. During the six months ended April 30, 2010, the Board authorized the issuance under the Plan of 4 million shares to two consultants for services and expensed $155,000 in consulting fees.

On March 17, 2010, the Company issued a total of 5,000,000 shares of common stock to two consultants for investor relations services to be rendered over a one-year term. The fair market value of the shares was determined to be $200,000, or $0.04 per share, and will be amortized over one year. The Company expensed $24,110 as consulting fees as of April 30, 2010 pursuant to the issuance of these shares and recorded the balance *of the value, or $175,890, as prepaid expenses.

On April 6, 2010, the Company issued 750,000 shares of common stock in conjunction with an Investment Agreement which it entered into on May 4, 2010 with Dutchess Opportunity Fund, II, LP (Dutchess). The fair market value of the stock issued to Dutchess was determined to be $30,000. The Company repurchased the shares in October 2010 for the sum of $15,000.

On April 9, 2010, the Company issued 6,100,000 shares of common stock on the conversion of an aggregate of $305,000 in fees and expenses into convertible term notes by the Company’s Chief Executive Officer, Chief Financial Officer and a consultant to the Company. The Company expensed $305,000 as the fair market value of the shares issued as additional consideration.

Between November 1, 2009 and April 30, 2010, the Company issued 5,000,000 shares of common stock and warrants to purchase 500,000 shares of common stock as partial consideration for $250,000 in convertible term loans received from various lenders. Of such loans, $20,000 was received from our largest stockholder and $25,000 was a loan made from our Chief Executive Officer, Michael Brennan, in fiscal 2009 and transferred to an unaffiliated third party in February 2010.

Between April and June 2010, the Company sold 6,000,000 shares of common stock at $0.029 per share to an unaffiliated accredited investor for net proceeds of $175,000. An additional 50,000 shares of common stock were sold to a second investor in May, 2010 for $0.10 per share, for net proceeds of $5,000.

On July 12, 2010, the Board of Directors authorized an issuance of 5,000,000 shares of common stock each to Michael Brennan, Chief Executive Officer, and Victor Hollander, Chief Financial Officer, for services rendered. The total fair market value of the shares was $390,000, or $0.039 per share.

On August 3, 2010, the Company issued two-year options to purchase 100,000 shares of common stock to Ralph W. Emerson, Director, for his annual service as Chairman of the Company’s Science Advisory Board. The fair market value of the options was determined to be $1,905.

On August 16, 2010, the Company entered into a Securities Purchase Agreement with Asher Enterprises, Inc. in connection with the issuance of an 8% convertible note in the aggregate principal amount of $50,000. The Note matures on May 18, 2011 and is convertible into common shares at a 39% discount to the average of the lowest three closing bid prices of the common stock during the ten trading days prior to the conversion date. Asher may convert any or all of the unpaid principal note prior to the maturity date, commencing 180 days following the date of the Note. The Company received the proceeds of the Note on September 8, 2010, less a $3,000 reimbursement to Asher for fees and expenses related to the referenced agreements.

Between September 10 and October 15, 2010, the Company received $32,492, net of $440 in fees, from Dutchess Opportunity Fund II, LP on the issuance of 1,558,736 shares under the terms of the May 4, 2010 Investment Agreement whereby Dutchess committed to purchase up to $5,000,000 of the Company’s common stock over a thirty-nine month period. Of the funds received, the Company paid Dutchess $15,000 to redeem the 750,000 common shares it received in April 2010 as a document preparation fee.

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During the twelve months ended October 31, 2010, pursuant to his compensation arrangement, the Company issued 600,000 shares of common stock to Michael W. Brennan, at prices ranging from $0.017 to $0.05 per share. The aggregate fair market value of the shares was determined to be $21,325. In August 2009, Mr. Brennan also received a two-year option to purchase 100,000 shares of common stock at $0.30 per share as part of his compensation arrangement, at an expense to the Company in the sum of $1,713.

The Company issued 300,000 shares of common stock to a consultant of the Company, during the fiscal year ended October 31, 2010 in accordance with his compensation arrangement. The shares were issued at prices ranging from $0.024 to $0.05 per share, with an aggregate fair market value of $10,663.

On October 29, 2010, the Board of Directors authorized an issuance of 6,000,000 and 5,000,000 shares of common stock to Michael Brennan, Chief Executive Officer, and Victor Hollander, Chief Financial Officer, respectively, for services rendered. The total fair market value of the shares was $143,000, or $0.013 per share.

On October 29, 2010, the Board of Directors also granted two-year warrants to purchase a total of 4,000,000 shares of common stock to two consultants at $0.011 per share. The fair market value of the warrants, or $37,532, was recorded as consulting expense.

On February 5, 2011, the Board of Directors approved the establishment of the Company’s 2011 Employee Benefit Plan, authorizing the issuance of up to 15 million shares to employees, directors, officers, consultants, or advisors of the Company who are determined to be eligible to receive an option or stock award under the plan. During the fiscal year ended October 31, 2011, the Board authorized the issuance of all 15 million shares under the Plan and expensed an aggregate of $96,000 in consulting fees on the following issuances:

●	On February 17, 2011, the Company issued 3,000,000 shares of common stock, at a fair market value of $0.006 per share, to corporate counsel in payment of $18,000 in accrued legal fees for services rendered.

●	The Company issued Chairman and CEO, Michael W. Brennan, 3,000,000 shares of common stock on February 17, 2011 and on June 1, 2011 at a fair market value of $0.006 per share, or $18,000 for each issuance. The shares were issued for additional consulting services.

●	During February and April 2011, the Company issued two consultants a total of 4,500,000 shares of common stock for services rendered at prices ranging from $0.004 to $0.01 per share. The fair market value of the common stock was determined to be $36,000 and was expensed as consulting fees.

●	On October 7, 2011, the Company issued 1,500,000 shares of common stock to a consultant at $0.004 per share for total compensation of $6,000.

On June 1, 2011, the Company issued 600,000 shares of common stock at $0.0036 per share as partial consideration for a $30,000 loan for a total cost of $2,139.

Also on June 1, 2011, the Company issued 3,000,000 shares of common stock to its Chief Financial Officer, Victor Hollander, for additional services rendered to the Company. The fair market value of the shares was determined to be $18,000, or $0.006 per share.

Between November 2010 and January 2011, the Company issued 75,000 shares of common stock to a consultant in accordance with his compensation arrangement. The shares were issued at $0.01 per share, with an aggregate fair market value of $750.

During fiscal 2011, the Company received $102,226, net of $1,210 in fees, from Dutchess Opportunity Fund II, LP for the issuance of 18,577,834 shares of common stock under the terms of the May 4, 2010 Investment Agreement whereby Dutchess committed to purchase up to $5,000,000 of the Company’s common stock over a thirty-nine month period.

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During the fiscal year ended October 31, 2011, the Company issued 271,546,796 shares of common stock upon the conversion of $372,365 in convertible debentures and $13,651 in interest accrued thereon at prices ranging from $0.004 to $0.0075 per share.

During the fiscal year ended October 31, 2011, pursuant to his compensation arrangement, the Company issued 600,000 shares of common stock to Michael W. Brennan, at prices ranging from $0.0045 to $0.01 per share. The aggregate fair market value of the shares was determined to be $5,385. In August 2009, Mr. Brennan also received a two-year option to purchase 100,000 shares of common stock at $0.30 per share as part of his compensation arrangement, at an expense to the Company in the sum of $29.

In accordance with this consulting arrangement, between November 1, 2011 and February 3, 2012, the Company issued 150,000 shares of common stock to its Chief Executive Officer, Michael Brennan.

Between November 10, 2011 and January 30, 2012, the Company issued a total of 40,735,526 shares of common stock upon the conversion of $83,200 in convertible debentures held by Asher Enterprises together with $2,700 in interest accrued on such debentures. The conversions took place at prices ranging from $0.0015 to $0.003 per share.

Between November 1 and December 23, 2011, Dutchess Opportunity Fund purchased an additional 14, 191,447 shares of common stock at prices ranging from $0.0040 to $0.0056 per share, for net proceeds of $70,482. On January 30, 2012, the Company advanced Dutchess an additional 16,638,757 shares of common stock to cover forthcoming purchases under the terms of the May 2010 Investment Agreement.

All of these securities issuances were in private direct transactions, exempt under Section 4(2) of the Securities Act of 1933 or Regulation D promulgated thereunder.

OUR BUSINESS

COMPANY OVERVIEW

We were incorporated in December 1979 in California under the name HOH Water Technology Corporation and changed our name to Electropure, Inc. in 1996. In November 2005, we again changed our name to Micro Imaging Technology, Inc. as a condition of the sale of our EDI assets (see discussion of Electropure EDI, Inc. below). Our address and telephone number is: 970 Calle Amanecer, Suite F, San Clemente, California 92673 – (949) 388-4546.

In October 1997, we acquired an exclusive license to patent and intellectual property rights involving laser light scattering techniques to be utilized in the detection and monitoring of toxicants in drinking water. In February 2000, we formed Micro Imaging Technology (MIT), a wholly-owned Nevada subsidiary to conduct research and development based upon advancements we developed and patented from the licensed technology.

In October 2005, in order to generate working capital to support the research and development efforts of our MIT subsidiary, we sold our 30,000 square foot building and the assets of our Nevada subsidiary, Electropure EDI, Inc. At that time, the Company changed its corporate identity to Micro Imaging Technology, Inc.

In February 2010, the Company changed the Company’s business trading name to Micro Identification Technologies, Inc, to better reflect the extensive capabilities of its microbial identification technologies.

DEVELOPMENT OF OUR BUSINESS

MICRO IMAGING TECHNOLOGY

The acquisition of the MIT patent and intellectual property rights in 1997 provides the basis for our development of near “real-time” fluid monitoring systems for water monitoring as well as food processing and clinical applications. The technology transferred under the October 25, 1997 agreement with Wyatt Technology Corporation had, at inception, two main areas for exploitation:

●	Detection and early warning of dangerous particulate materials such as parasites and other organisms, i.e., bacteria, spores, etc. If the initial efforts were successful, future efforts were to be directed to include detection and early warning of asbestos fibers and similar materials that pose a health hazard to the consumer.

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●	Detection and early warning of dangerous soluble substances such as mutagens, carcinogens and metabolic poisons.

The feasibility of the technology had already been confirmed, although never commercialized in this area of application, during a study by Wyatt for the U. S. Army through a Small Business Innovative Research program conducted in the 1980’s. We believe that the technology for this application may well represent a major opportunity on a worldwide basis for future growth of consumer market products and the currently available instrumentation and methods being developed by us appear to provide a more immediate path to developing the technology for this concept.

Our initial proof-of-principal testing in 1998 demonstrated the ability, in a laboratory setting, to detect and monitor parasites, primarily Cryptosporidium and Giardia1 in drinking water sources and the pathogenic microbes E. coli, Listeria and Salmonella.

Potential customers for a water monitoring system would include local water utilities, both private and municipal; state water utilities and water quality and health agencies; federal government agencies such as EPA, DoD, DoE, CDC; wastewater treatment plants; ground water and well users; and potentially, as the cost of the sensors and system decreases, homeowners.

However, we believe development of an MIT System for clinical laboratory and food safety applications will be achieved more rapidly because it will not require the specialized instrumentation necessary for water monitoring. Consequently, we have focused our research efforts to address these areas, each of which we believe may achieve cost and efficiency benefits similar to the proposed water monitoring device. In addition to Cryptosporidium and Giardia protozoas, this technology has already demonstrated identification of the bacteria E.coli, Listeria monocytogenes, Salmonella typhi, Pseudomonas aeruginosa, Staphylococcus aureus and Streptococcus pneumoniae. Additionally, the Company is in the process of adding to the System the ability to identify the following pathogens: Klebsiella, Proteus, Shigella and subspecies of each.

In February 2006, the Company contracted with North American Science Associates, Inc. (“NAMSA”), a highly regarded international testing and verification laboratory, to design and perform a verification test that compares the speed, accuracy and efficiency of MIT’s rapid microbe identification system with conventional processes. The comparative tests were a double blind experiment, meaning that the independent NAMSA laboratory technicians, using the MIT System and a well recognized alternative, were not aware of the tested microbes’ identification. NAMSA chose the industry standard Sherlock Microbial Gas Chromatographic Identification System (“MIDI”) as the initial process to verify the accuracy of MIT’s diagnostic capabilities.

The MIT system scored 98 percent correct identifications in fifty tests, with each test consuming only several minutes for sample preparation and an average three minutes for testing. The MIDI system was correct 80 percent and failed to identify, with several attempts, one very common and dangerous bacterium, E. coli 0157:H7. NAMSA then employed a conventional biological testing method which finally matched the unidentified bacterium with MIT’s identification. The MIDI system took hours per test and the biological testing method required days. We believe that the NAMSA tests verified the accuracy, speed and efficiency of the MIT System over conventionally accepted processes.

In June 2009, the Company received AOAC Research Institute (AOAC RI) Performance Test Methodtm (PTM) certification for the MIT 1000 System’s identification of Listeria species (PTM Certificate Number 060901). Listeria are known to be the bacteria responsible for listeriosis, a rare but lethal food-borne infection that has a devastating case fatality rate of 25% (Salmonella, in comparison, has a less than 1% mortality rate). They are incredibly hardy and able to grow in temperatures ranging from 4°C (39°F), the temperature of a refrigerator, to 37°C (99°F), the body’s internal temperature. Furthermore, listeriosis’ deadliness can be partially attributed to the infection’s ability to spread to the nervous system and cause meningitis. This Certification enables the Company to aggressively begin marketing its System into the targeted food safety markets. Following Listeria certification, the Company’s next goal is to achieve PTM certifications for the identification of E.coli and Salmonella as these three bacteria are responsible for most of the food bacterial contamination events worldwide. Additional microbes will be certified as required by the market.

1 Cryptosporidium (Cryptosporidium parvum) and Giardia (Giardia lamblia) are waterborne protozoan parasites which contaminate water sources such as wells, rivers, streams, and lakes, generally through animal and fowl fecal deposits.

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The clinical and food safety applications for our MIT System for rapid identification of microbes will in some cases undergo stringent and lengthy regulatory approval processes in the United States, including clinical trials. To gain beta-site testing data, in June 2007 we sold and installed two MIT systems in an instrumentation distribution company and a food research laboratory in Japan through Yotsubishi Corporation, a subsidiary of Sibata Scientific Technology. We believe that the operating results from these installations has aided in further commercializing the MIT System for clinical and food safety applications. In October 2009, we sold an MIT system to a newly appointed Malaysian distributor which sells, markets and distributes research and scientific products for the countries in the Association of Southeast Asian Nations (ASEAN). No assurances can be given, however, as to when or if additional Systems may be sold through this or any other distributor.

Although the water monitoring and food safety applications for the MIT System will not require regulatory review and approval, these application will require more extensive development efforts because of the vast array of contaminants commonly found in water and food and the need to configure a unique method and apparatus for isolating the water or food being tested. For these reasons, we expect that a practical device for water monitoring and food safety applications of our technology will not be commercialized until we have successfully introduced and gained acceptance of an MIT System in the clinical and food safety market segments.

Based on a very preliminary evaluation of market needs and the size and number of possible customers, we estimate that the market potential for the MIT System in all of the above domestic market areas could exceed $3 billion annually. More detailed market validation will be conducted as our development program continues.

With regard to the MIT System, there are established methods of testing currently employed by both public and private agencies. However, these methods are labor intensive, expensive and time consuming, and do not provide the near “real time” monitoring capabilities which our product offers. We believe that the MIT System is the only microbe identification system that is not biologically based – that is, does not rely on biological agents or reagents.

The Markets for Microbe Identification

The number of applications for our laser-based rapid microbe identification system is large, including food inspection, clinical applications and water testing. However, we have elected in the near term to focus on food inspection:

The Food and Drug Administration currently requires elaborate laboratory procedures taking up to 64 hours to identify E. coli, Salmonella or Listeria. According to industry analysts at Strategic Consultants, Inc (Scarborough, ME.) there were over 144 million microbiology tests performed in almost 6,000 plants annually. The analysts further report that food manufacturers and processors anticipate a continued increase in testing as regulatory agencies require more surveillance and monitoring programs. The MIT system identifies bacteria in less than 5 minutes, thus minimizing the testing and reporting time which minimizes health risks, product recall dangers and expenses to the producer.

On January 9, 2007, the Company entered into a non-exclusive agreement to supply MIT products to JMAR Technologies as a tandem product to its real-time water monitoring system or as a stand-alone instrument for laboratory use. JMAR is a San Diego, California based company that has a direct sales and support organization and manufactures laser-based products for multiple markets, including homeland security, the cruise ship and beverage industries, pharmaceutical companies, and municipal water utilities. To date, no sales of the MIT System have occurred under the agreement with JMAR and, although no assurances can be given that the arrangement will result in future products sales, we continue to consider the possibility of future business as promising.

In August 2007, we engaged the services of John Ricardi, JMAR’s former Vice President for Sales and Marketing. Mr. Ricardi provided sales, marketing and business development services to the Company as a consultant and through his efforts, the Company has appointed seven (7) exclusive distributors for MIT products in various territories, including, Taiwan and China, Puerto Rico and the Caribbean, Bulgaria, the United Kingdom and Ireland, Vietnam, Laos and Cambodia, South Korea, Turkey, Malaysia and a number of ASEAN countries (including Singapore, Thailand, Brunei, Indonesia, Philippines, and Myanmar). The expansion of the distributor network continues.

Patents

In July 2002, we were granted U.S. Patent No. 6,639,672 on our MIT rapid microbe detection technology. We also received a U.S. Continuation-in-part patent on this technology on October 28, 2003 and a corresponding patent in Mexico on April 4, 2006.

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Because the review and approval process associated with filing for patent protection on new products can be lengthy, we cannot be certain when, or if, foreign patents will be issued for any of our pending applications. The existence of a patent may not provide us any meaningful protection because of technological changes, the decision of courts not to uphold all or part of a patent, or because of the limited financial resources that may be available to enforce patent rights. We do not believe that any of our individual patents is of sufficient importance that its termination or expiration would have a material adverse effect on the Company. Conversely, we believe that our technical know-how and trade secrets may be more significant to our business than trademark or patent protection although we will continue to apply for patents on any inventions or improvements made in the normal course of our business.

“Micro Imaging Technology” is a registered trademark of the Company.

Research and Development

During fiscal 2011, we expended $598,476 primarily on our MIT System research program to develop a microbiological identification system derived from the technology acquired from Wyatt in October 1997. We concluded Phase 1 research on the Micro Imaging System in 1998 with a laboratory system that was used to prove the scientific principal and initiated phase two of our research program which resulted in the development of a more advanced system and the culmination of the library for the identification for various pathogens. We expect to continue to incur and accelerate additional research and development costs on this MIT System project through continued product development and library expansion efforts.

During fiscal 2010, we spent $687,687 on similar research and development activities.

Compliance with Environmental Laws

We do not produce hazardous waste as a result of our research activities. Consequently, our costs for compliance with federal, state and local environmental laws are negligible.

Employees

As of October 31, 2011, we employed 3 full-time employees or consultants and 2 part-time laboratory assistants, of whom two were engaged in administrative, marketing, accounting and clerical functions and three were engaged in research and development of the Company’s proposed MIT System. To implement our MIT business strategies, we anticipate that we will hire additional employees in fiscal 2012. However, we cannot predict with any certainty when we will hire any additional personnel. We believe that our relationship with our employees is good and we are not a party to any collective bargaining agreement. Our future success will be dependent upon our ability to attract and retain qualified personnel.

Properties

In January 2006, we executed a one-year lease, with an option to renew for up to five one-year terms, on a 4,100 sq. ft. facility in San Clemente, California commencing on April 1, 2006 at the rate of $3,650 per month. On April 1, 2008, our lease payment increased to and remains at $3,895.00 per month.

Management believes that our present facilities in San Clemente, California will be adequate for all of our current operations, and those contemplated for the foreseeable future. Our property is not covered by insurance at this time.

Legal Proceedings

See “Properties” above.

In late December 2011, the Company was served with an unlawful detainer action brought by the landlord for non-payment of $15,690 in back rent. The Company subsequently negotiated with the landlord to pay the balance due; remains at the facility and has extended the lease through March 31, 2013.

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Reports

We make available free of charge through our website, www.micro-imaging.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or to be furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any information that is included on or linked to our Internet site is not a part of this report or any registration statement that incorporates this report by reference.

You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10:00 am to 3:00 pm. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements due to known and unknown risks, uncertainties and other factors, including those risks discussed under “Risk Factors” and elsewhere in this prospectus.

Fiscal Years Ended October 31, 2011 and 2010

We posted our first sale since fiscal 2007 of an MIT system in October 2009, for gross proceeds of $18,000. No product sales occurred during fiscal 2011 and 2010. Our limited working capital has not yet allowed us to spend any significant resources on advertising and marketing efforts.

Research and development expenses for the fiscal year ended October 31, 2011 decreased by $89,211 compared to the prior year. These expenses arise from the program which we initiated in December 1997 to develop the micro imaging technology for detecting and identifying contaminants in fluids. The decrease was primarily due to a reduction in consulting expenses during fiscal 2011 were also lower mainly due to a reduction in the fair market value of the Company’s stock issued as non-cash compensation. The reduction also reflects lower spending activities in general.

Sales, general and administrative expenses decreased by $1,276,183 for the fiscal year ended October 31, 2011 compared to the prior year period. The reduction primarily reflects a decrease in prepaid expenses paid in stock and a decrease in consulting fees, a significant portion of which reflects the value of options and common stock issued as compensation during fiscal 2010.

Interest income is generated from short-term investments and showed no significant change in fiscal 2011.

Interest expense for the twelve months ended October 31, 2011 decreased by $97,901 compared to the prior fiscal year. The decrease reflects the fact that the costs of issuing a number of convertible debentures sold in prior years were fully amortized during fiscal 2010.

The Company recognized $92,557 in non-cash gain related to certain convertible notes with beneficial conversion features. This loss is a result of the Company’s accounting for these beneficial conversion features as derivative instruments (Series 1 Notes) in the last quarter of fiscal 2011.

Components of other expense, other than interest, increased by $29,001 for the fiscal year ended October 31, 2011 compared to the prior year. The increase is due to the Company writing off a number of long-standing accounts payable which the Company contests and for which no demand has been made in over four years.

We recorded the minimum state income tax provision in fiscal 2011 and 2010 as we had cumulative net operating losses in all tax jurisdictions.

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Liquidity and Capital Resources

At October 31, 2011, we had working capital deficit of $2,375,561. This represents a working capital decrease of $810,303 compared to that reported at October 31, 2010. The decrease primarily reflects an increase in current liabilities due to lack of working capital to service the debt.

We sold no products in fiscal 2011. Our primary source of cash during the fiscal year ended October 31, 2011 has been from the sale of equity and convertible debentures and loans from an unaffiliated shareholder and our Chief Financial Officer, Victor Hollander. During fiscal 2011, we borrowed $30,000 from an unaffiliated shareholder and $4,000 from Mr. Hollander. During fiscal 2011, we sold 18,577,834 shares of common stock to Dutchess Capital for net proceeds of $102,226. In addition, we issued convertible debentures to Asher Enterprises, Inc. and others for proceeds totaling $322,368, net of $17,500 in legal fees. Because the Company has limited ability to obtain working capital, the terms under which we sold shares to Dutchess Capital and/or borrowed funds from Asher Enterprises and others were more costly than if the Company were in a stronger financial position.

Management estimates that it required working capital approximating $37,800 per month to maintain operations during fiscal 2011, compared to the approximate $43,500 per month expended during fiscal 2010.

Plan of Operation

Our independent registered public accounting firm has included an explanatory paragraph in its report on the financial statements for the year ended October 31, 2011 which raises substantial doubt about our ability to continue as a going concern.

We are in the process of identifying commercial, technical and scientific partners that can aid in advancing the MIT technology, provide external endorsements of the technology and accelerate introduction to the market. This strategy is dependent upon our ability to identify and attract the right customers and partners over the next six month period and to secure sufficient additional working capital in a timely manner. There can be no assurances that our efforts will be successful or that we will be able to raise sufficient capital to implement our plans or to continue operations.

Equity Financing Arrangements

On May 4, 2010, the Company entered into an Investment Agreement (“Investment Agreement”) with Dutchess Opportunity Fund, II, LP (the “Investor”). Pursuant to the Investment Agreement, the Investor committed to purchase up to $5,000,000 of the Company’s common stock over thirty-nine months (the “Equity Line”). The aggregate number of shares issuable by the Company and purchasable by Dutchess under the Investment Agreement is 500,000,000.

The Company may draw on the facility from time to time, as and when it determines appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum amount that the Company is entitled to put in any one notice is the greater of (i) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the date of delivery of the applicable put notice, multiplied by the average of the closing prices for such trading days or (ii) $100,000. The purchase price shall be set at nine-five percent (95%) of the lowest daily VWAP of the Company’s common stock during the Pricing Period. However, if, on any trading day during a Pricing Period, the daily volume-weighted average price (VWAP) of the common stock is lower than the floor price specified by us in the put notice, then the Company reserves the right, but not the obligation, to withdraw that portion of the put amount for each such trading day during the Pricing Period, with only the balance of such put amount above the minimum acceptable price being put to Dutchess. There are put restrictions applied on days between the put notice date and the closing date with respect to that particular put. During such time, the Company is not entitled to deliver another put notice.

There are circumstances under which the Company will not be entitled to put shares to Dutchess, including the following:

● the Company will not be entitled to put shares to Dutchess unless there is an effective registration statement under the Securities Act to cover the resale of the shares by Dutchess;

● the Company will not be entitled to put shares to Dutchess unless its common stock continues to be quoted on the OTC Bulletin Board, or becomes listed on a national securities exchange;

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● the Company will not be entitled to put shares to Dutchess to the extent that such shares would cause Dutchess’ beneficial ownership to exceed 4.99% of our outstanding shares; and

● the Company will not be entitled to put shares to Dutchess prior to the closing date of the preceding put.

The Investment Agreement further provides that the Company and Dutchess are each entitled to customary indemnification from the other for any losses or liabilities we or it suffers as a result of any breach by the other of any provisions of the Investment Agreement or our registration rights agreement with Dutchess, or as a result of any lawsuit brought by a third-party arising out of or resulting from the other party’s execution, delivery, performance or enforcement of the Investment Agreement or the registration rights agreement.

The Investment Agreement also contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

The Company also entered into a Registration Rights Agreement with Dutchess on May 4, 2010. Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file one or more registration statements with the SEC to register the resale by Dutchess of shares of common stock issued or issuable under the Investment Agreement. On May 7, 2010, the Company filed an initial registration statement on Form S-1 in order to access the credit line, covering the resale of the 11,000,000 shares of common stock, and a second registration statement on July 1, 2011 covering an additional 40,000,000 shares of common stock. The aggregate number of shares registered prior to this registration statement is 51,000,000 shares which is equal to thirteen point three percent (13.3%) of the Company’s current public float (where “public float” shall be derived by subtracting the number of shares of common stock held by the Company’s officers, directors and “affiliates” (as such term is defined in Rule 144(a)(1) of the 1933 Act) from the total number of shares of our common stock then outstanding). These Registration Statements were declared effective by the Securities and Exchange Commission on August 31, 2010 and July 20, 2011, respectively. This registration process will continue until such time as all of the dollar amounts available under the credit line, using shares of common stock issuable under the Investment Agreement, have been registered for resale on effective registration statements. In no event will the Company be obligated to register for resale more than $5,000,000 in value of shares of common stock, or 500,000,000 shares.

During September and October 2010, the Company issued six (6) puts under the investment agreement with Dutchess and sold 1,558,736 shares of common stock to Dutchess at prices ranging from $0.0175 to $0.0225 per share for net proceeds of $32,492. During fiscal 2011, the Company issued eleven (11) puts with Dutchess and sold an additional 18,577,834 shares of common stock at prices ranging from $0.004 to $0.01 per share for net proceeds of $102,226. An additional 14,191,477 shares have been sold to Dutchess subsequent to October 31, 2011 for net proceeds of $70,812.

In connection with the preparation of the Investment Agreement and the Registration Rights Agreement, the Company issued Dutchess 750,000 shares of common stock as a document preparation fee in the amount of $15,000. However, in the event that the Company receives any funds from a current private placement or from Dutchess’ purchase of shares prior to the nine month anniversary of the issuance of the 750,000 shares, those shares could have been redeemed, at the discretion of Dutchess, for $15,000 in cash. As of October 31, 2010, the Company redeemed the shares by making payment of $15,000 in cash from the above private placements proceeds to Dutchess.

During fiscal 2011, we issued $225,000 in convertible debentures to Asher Enterprises, Inc. which are convertible into common shares, at the discretion of the holder, commencing 180 days following the date of the Note. The loans bear interest at 8% per annum and are convertible at a 39% to 49% discount to the average of the lowest three closing bid prices of the common stock during the ten trading days prior to conversion. The loans also carry anti-dilution provisions. Asher purchased an additional $32,500 convertible debenture in January 2012. Two other individuals purchase a total of $114,868 in debentures during fiscal 2011 without anti-dilution provisions, but otherwise on terms similar to Asher.

During the latter part of 2008, we appointed an exclusive distributor to sell our MIT products in Taiwan and China. We have entered into similar arrangements with five other companies granting distribution rights in Turkey, Bulgaria, the United Kingdom, Ireland, Puerto Rico and the Caribbean. In October 2009, we entered into a distribution agreement with a Biotek Sdn Bhd, a Malaysian distributor of research and scientific products for the Association of Southeast Asian Nations (ASEAN) (namely Malaysia, Singapore, Thailand, Brunei, Indonesia, Philippines, Vietnam, Cambodia, Laos and Myanmar). All of our distribution agreements remain in effect at this time.

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We are in the process of developing promotional materials and marketing and sales strategies with these and other future distributors which we believe will assist in generating sales revenues in the near future.

In the opinion of management, available funds and funds anticipated from forthcoming loans and equity sales are expected to satisfy our working capital requirements through March 2012. However, no assurances can be given that we will secure additional financing or revenues in a timely manner, if at all, or that such funds would be sufficient to achieve our intended business objectives.

We will be required to raise substantial amounts of new financing in the form of additional equity investments, loan financings, or from strategic partnerships, to carry out our business objectives. There can be no assurance that we will be able to obtain additional financing on terms that are acceptable to us and at the time required by us, or at all. Further, any financing may cause dilution of the interests of our current stockholders. If we are unable to obtain additional equity or loan financing, our financial condition and results of operations will be materially adversely affected. Moreover, estimates of our cash requirements to carry out our current business objectives are based upon various assumptions, including assumptions as to our revenues, net income or loss and other factors, and there can be no assurance that these assumptions will prove to be accurate or that unbudgeted costs will not be incurred. Future events, including the problems, delays, expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could have a material adverse effect on us and our plans. If we are not successful in obtaining financing for future developments, whether in the form of loans, licenses or equity transactions, it is unlikely that we will have sufficient cash to continue to conduct operations, particularly research and development programs, as currently planned. We believe that in order to raise needed capital, we may be required to issue debt at significantly higher interest rates or equity securities that are significantly lower than the current market price of our common stock.

No assurances can be given that currently available funds will satisfy our working capital needs for the period estimated, or that we can obtain additional working capital through the sale of common stock or other securities, the issuance of indebtedness or otherwise or on terms acceptable to us. Further, no assurances can be given that any such equity financing will not result in a further substantial dilution to the existing stockholders or will be on terms satisfactory to us.

Fiscal Quarters Ended January 31, 2012 and 2011

References to fiscal 2012 and fiscal 2011 are for the three month period ended January 31, 2012 and 2011, respectively.

The Company had no sales revenue during the three months ended January 31, 2012 or 2011.

Research and development expenses for the three month period ended January 31, 2012 increased by $34,980 and compared to the prior year. These expenses arose from the program which we initiated in December 1997 to develop the micro imaging technology for detecting and identifying contaminants in fluids. The overall increase reflects additional expenditures for materials and supplies and increases legal and accounting expenses. The increase was offset by a sizable decrease in consulting expenses for the current period.

Sales, general and administrative expenses decreased by $51,546 for the three months ended January 31, 2012 compared to the prior year period due, primarily, to a decrease in consulting fees incurred during the current period.

The Company realized negligible interest income during the three months ended January 31, 2012 as all available capital was utilized to sustain operations. Interest expense for the three month period ended January 31, 2012 increased by $19,407 compared to the prior period and primarily reflects the costs of borrowing during the current and prior fiscal periods.

The Company recognized $28,574 in non-cash gain related to certain convertible notes with beneficial conversion features (the Series 1 Notes).

We recorded the minimum state income tax provision in fiscal 2012 and 2011 as we had cumulative net operating losses in all tax jurisdictions.

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Liquidity and Capital Resources

At January 31, 2012, we had working capital deficit of $2,470,822. This represents a working capital decrease of $95,261 compared to that reported at October 31, 2011. The decrease primarily reflects additional borrowings during the current fiscal year as well as the accrual of payroll and accounts payable to officers, directors and employees of the Company.

Our only source of cash during the three months ended January 31, 2012 has been from the sale of common stock and convertible loans totaling $55,767 and $30,000, respectively. Management estimates that it utilized $28,500 per month in working capital on operations for the three months ended January 31, 2012, compared to the approximate $64,900 per month expended during the three month period ended January 31, 2011.

Plan of Operation

Our independent registered public accounting firm has included an explanatory paragraph in its report on the financial statements for the year ended October 31, 2011 which raises substantial doubt about our ability to continue as a going concern.

We are in the process of identifying commercial, technical and scientific partners that can aid in advancing the MIT expertise, provide external endorsements of the technology and accelerate introduction to the market. This strategy is dependent upon our ability to identify and attract the right customers and partners over the next six month period and to secure sufficient additional working capital in a timely manner. There can be no assurances that our efforts will be successful or that we will be able to raise sufficient capital to implement our plans or to continue operations.

During the three months ended January 31, 2012, we sold $55,757 in common stock, net of fees and expenses, and received $30,000 in loans which are convertible into common stock at any time prior to their maturity date and bear interest at eight percent (8%) per the agreement. The Company continues to seek additional loans.

During the latter part of 2008, we appointed an exclusive distributor to sell our MIT products in Taiwan and China. We have entered into similar arrangements with five other companies granting distribution rights in Turkey, Bulgaria, the United Kingdom, Ireland, Puerto Rico and the Caribbean. In October 2009, we entered into a distribution agreement with a Biotek Sdn Bhd, a Malaysian distributor of research and scientific products for the Association of Southeast Asian Nations (ASEAN) (namely Malaysia, Singapore, Thailand, Brunei, Indonesia, Philippines, Vietnam, Cambodia, Laos and Myanmar). All of our distribution agreements remain in effect at this time.

We are in the process of developing promotional materials and marketing and sales strategies with these and other future distributors which we believe will assist in generating sales revenues in the near future.

In the opinion of management, available funds and funds anticipated from forthcoming loans and equity sales are expected to satisfy our working capital requirements through March 2012. However, no assurances can be given that we will secure additional financing or revenues in a timely manner, if at all, or that such funds would be sufficient to achieve our intended business objectives.

We will be required to raise substantial amounts of new financing in the form of additional equity investments, loan financings, or from strategic partnerships, to carry out our business objectives. There can be no assurance that we will be able to obtain additional financing on terms that are acceptable to us and at the time required by us, or at all. Further, any financing may cause dilution of the interests of our current stockholders. If we are unable to obtain additional equity or loan financing, our financial condition and results of operations will be materially adversely affected. Moreover, estimates of our cash requirements to carry out our current business objectives are based upon various assumptions, including assumptions as to our revenues, net income or loss and other factors, and there can be no assurance that these assumptions will prove to be accurate or that unbudgeted costs will not be incurred. Future events, including the problems, delays, expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could have a material adverse effect on us and our plans. If we are not successful in obtaining financing for future developments, whether in the form of loans, licenses or equity transactions, it is unlikely that we will have sufficient cash to continue to conduct operations, particularly research and development programs, as currently planned. We believe that in order to raise needed capital, we may be required to issue debt at significantly higher interest rates or equity securities that are significantly lower than the current market price of our common stock.

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No assurances can be given that currently available funds will satisfy our working capital needs for the period estimated, or that we can obtain additional working capital through the sale of common stock or other securities, the issuance of indebtedness or otherwise or on terms acceptable to us. Further, no assurances can be given that any such equity financing will not result in a further substantial dilution to the existing stockholders or will be on terms satisfactory to us.

MANAGEMENT

Our directors and executive officers are as follows:

Name	Age	Position
Victor A. Hollander	79	Director (Chairman), Chief Executive Officer and Chief Financial Officer

The Company does not currently have an Audit Committee and as of the date of this prospectus, there are currently four vacancies on the Board of Directors.

Michael W. Brennan, 69, was named to the Board of Directors and appointed Chief Executive Officer on August 2, 2006. He served in those capacities until his resignation on April 13, 2012. As part of his resignation proceedings, Mr. Brennan will be receiving monthly payments to reduce the $197,450 in past-due fees, loans and interest currently outstanding at the rate of $10,000 per month for May, June and July 2012, and then $7,500 for each month thereafter until paid in full.

Victor A. Hollander, 79, was named to the Board of Directors on August 2, 2006, as Chief Financial Officer on November 1, 2008, and as Chief Executive Officer on April 13, 2012. Mr. Hollander was licensed to practice public accounting in California in 1958. In 1965, he established and was the partner in charge of the Los Angeles office of a large New York certified public accounting firm where he specialized in audit and securities matters. In 1978, he left the firm and ultimately formed the accounting firm of Hollander, Gilbert & Co., and in February 2001, this firm was merged with the Los Angeles accounting firm Good Swartz Brown & Berns, LLP. Mr. Hollander has been with an East Coast accounting firm since 2002, as Managing Director of the West Coast Group. Mr. Hollander retired from the firm in January 2007 and currently performs SEC consulting services. Mr. Hollander, during his professional career, has been active in local, state and national professional activities. He has served on various Los Angeles Chapter, California Society of Certified Public Accountants and American Institute of Certified Public Accountants securities, ethics, accounting and auditing committees. Mr. Hollander specializes in securities, mergers and acquisitions.

Directors serve until the next Annual Meeting of Shareholders when their successors are elected and qualified. Officers, subject to any employment agreements, serve at the pleasure of the Board of Directors.

Key Employees

David Haavig, 57, a Ph.D. in Physics, joined the Company in May 1998 as General Manager of Micro Imaging Technology, its wholly owned subsidiary. Dr. Haavig has over 25 years experience in instrument design in computer software with applications in optical measurements and analysis. From August 1991 to May 1998, he served as electrical design engineer for San Diego-based Science Applications International Corporation, where he was responsible for the mechanical and electrical design of microprocessor controlled, autonomously controlled instruments. He also served as project manager and technical director on various system development projects. Dr. Haavig received his Bachelor of Science degree in Physics (Cum Laude) from the University of Seattle and his Master of Science and Ph.D. degrees in Physics from Purdue University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and stockholders owning more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange and are required by SEC regulations to furnish us with copies of all forms they file pursuant to these requirements. The following table provides information regarding any of the reports which were filed late during the fiscal year ended October 31, 2011:

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Name of Reporting Person	Type of Report Filed Late	No. of Transactions Reported Late
Michael W. Brennan	Form 4 – Statement of Changes in Beneficial Ownership	2
Victor A. Hollander	Form 4 – Statement of Changes in Beneficial Ownership	1

Item 11.	Executive Compensation

The members of the Board of Directors oversee compensation and benefits, i.e., option and warrant grants, to employees and service providers.

Michael Brennan, who joined the Company in August 2006 as Chief Executive Officer, is being compensated at the rate provided in his employment arrangement described below under “Employment Agreements.”

The following table sets forth summary information regarding compensation paid for the years ended October 31, 2011, 2010, and 2009 to the officers of the Company.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Michael Brennan/CEO (4)	2011	180,000	-	41,385	29	-	-	-	221,414
	2010	180,000	-	294,325	1,713	-	-	-	478,038
	2009	180,000	-	423,236	14,772	-	-	-	618,108

Victor Hollander/CFO(5)	2011	120,000	-	18,000	-	-	-	-	138,000
	2010	120,000	-	260,000	-	-	-	-	380,000
	2009	120,000	-	200,625	-	-	-	-	320,625

(1)	The Company determines the fair market value of stock awards issued as the closing bid price of the Company’s common stock as of the trading date immediately prior to the award. Commencing October 1, 2009, the Company modified its calculation of fair market value to the average closing bid of the Common Stock for the twenty (20) trading days preceding the date of the award.

(2)	The values of the option awards granted were estimated using the Black-Scholes Option Pricing Model.

(3)	We are not required to report the value of personal benefits unless the aggregate dollar value was at least 10 percent of the executive officer’s salary and bonus or $10,000. The Company has provided no officer with any personal benefits, including, but not limited to, allowances for vacations, automobiles, or health insurance.

(4)	Mr. Brennan was named Chief Executive Officer on August 2, 2006, and resigned on April 13, 2012. He received a cash salary and 50,000 shares of common stock per month as his base salary. Between September 1, 2007 and December 31, 2007, also as part of his base salary, Mr. Brennan received 50,000 shares of common stock of the Company’s Nevada subsidiary, Micro Imaging Technology. Mr. Brennan’s employment arrangement also provides that he receive an annual award of 100,000 two-year options to purchase common stock at an exercise price of $0.30 per share.

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(A)	During fiscal 2009, pursuant to his employment arrangement, Mr. Brennan received $180,000 in cash compensation; 600,000 shares of common stock at prices ranging from $0.012 to $0.15 per share for an aggregate value of $40,023; and options to purchase 100,000 shares of common stock valued at $14,722.

As consideration for additional services rendered during fiscal 2009, Mr. Brennan also received 5,500,000 shares of common stock at prices ranging from $0.015 to $0.154 per share, valued at $383,213.

(B)	During fiscal 2010, pursuant to his employment arrangement, Mr. Brennan received $180,000 in compensation; 600,000 shares of common stock at prices ranging from $0.016 to $0.046 per share for an aggregate value of $21,325; and options to purchase 100,000 shares of common stock valued at $1,713.

As consideration for additional services rendered during fiscal 2010, Mr. Brennan also received 11,000,000 shares of common stock at prices ranging from $0.013 to $0.039 per share, valued at $273,000.

(C)	During fiscal 2011, pursuant to his employment arrangement, Mr. Brennan received $180,000 in compensation; 600,000 shares of common stock at prices ranging from $0.004 to $0.01 per share for an aggregate value of $5,385; and options to purchase 100,000 shares of common stock valued at $29.

(D)	As a part of his resignation proceedings, Mr. Brennan will be receiving monthly payment in reduction of the $197,450 in past-due fees, principal and interest currently outstanding at the rate of $10,000 per month for May, June and July 2012, and then $7,500 for each month thereafter until paid in full.

(5)	Mr. Hollander was named Chief Financial Officer effective November 1, 2008, and then Chief Executive Officer on April 13, 2012. He receives an accrued salary of $10,000 per month.

(A)	During fiscal 2009, Mr. Hollander received accrued compensation of $120,000. For additional services rendered, Mr. Hollander also received 4,000,000 shares of common stock at prices ranging from $0.015 to $0.154 per share, for an aggregate value of $200,625.

(B)	During fiscal 2010, Mr. Hollander received accrued compensation of $120,000. For additional services rendered during fiscal 2010, Mr. Hollander also received 10,000,000 shares of common stock at prices ranging from $0.013 to $0.039 per share, for an aggregate value of $260,000.

(C)	During fiscal 2011, Mr. Hollander received accrued compensation of $120,000. For additional services rendered during fiscal 2011, Mr. Hollander also received 3,000,000 shares of common stock at $0.006 per share, valued at $18,000.

Compensation Committee Interlocks and Insider Participation

Compensation of executive officers is determined by the Board of Directors.

Compensation of Directors

In October 2006, the Board of Directors authorized that only non-employee (outside) Board members be compensated as indicated below. The Company had no outside Board members or Board members who received compensation for their service during fiscal 2011.

●	that all outside members of the Board of Directors receive an option to purchase 100,000 shares of the Company’s common stock on the annual anniversary date of their service to the Board.

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●	that each outside Board member shall be paid $1,000 for attendance to each Board of Directors meeting and $500 for participating in telephonic Board Meetings.

Equity Compensation Plans

1999 Stock Option Plan

In May 1999, the Company adopted the 1999 Stock Option Plan (the “Plan”). Under the Plan, incentive and non-qualified stock options for one (1) million shares of common stock may be issued. Incentive stock options may be issued to any employee of the Company; are exercisable in installments as determined by the Board of Directors or the Compensation and Benefits Committee; and may be granted for not more than ten years (five years in the case of any employee who owns or is considered to own more than 10% of the common stock). Incentive stock options may not be exercisable for less than 100% of the fair market value of the common stock on the date of grant (110% of fair market value in the case of a more than 10% shareholder). Non-qualified stock options may be granted to employees, directors, consultants and advisors of the Company. Non-qualified stock options may not be granted for more than ten years, are exercisable in installments as determined by the Board or Compensation and Benefits Committee, and may not be exercisable for less than 100% of the fair market value of the common stock on the date of grant. In September 2008, the Company granted 140,000 options to purchase common stock at $0.10 per share to a key employee and as of October 31, 2009, the total number of shares authorized under the 1999 Stock Option Plan, one (1) million, has been issued at exercise prices ranging from $0.10 to $0.94 per share.

2008 Employee Benefit Plan

Effective December 3, 2007, the Company adopted the Micro Imaging Technology 2008 Employee Benefit Plan. Under the Plan, the Company can grant up to three (3) million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants, or advisors of the Company. Eligibility is determined by the Board of Directors. During 2007, a total of 2 million shares of common stock were granted under the plan to Michael Brennan and Victor Hollander in lieu of payment for consulting services rendered. An additional one (1) million shares were issued under this Plan in March 2008 to Messrs. Brennan and Hollander. As of October 31, 2009, the total number of shares authorized under the Plan has been issued.

2008 Employee Incentive Stock Program

In May 2008, the Company adopted the 2008 Employee Incentive Stock Program, authorizing the Company to grant up to three (3) million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants, or advisors to the Company. Eligibility is determined by the Board of Directors. On May 1, 2008, the Board authorized the issuance of a total of 584,472 shares of common stock under the Plan to various individuals, including officers and directors, in exchange for the cancellation of loans and interest as well as fees and expenses due them from the Company. On June 12, 2009, the Board granted a consultant to the Company two (2) million shares of common stock for consulting services. As of October 31, 2009, there were 415,538 shares or options available for issuance remaining under the 2008 Employee Incentive Stock Program. In November 2009, 50,000 shares were issued to the Company’s legal counsel in partial payment for services rendered.

2009 Employee Benefit Plan

In October 2008, the Company adopted the 2009 Employee Benefit Plan, authorizing the Company to grant up to four (4) million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants, or advisors to the Company. Eligibility is determined by the Board of Directors. During fiscal 2008, the Board authorized the issuance of a total of 2,250,000 shares of common stock under the Plan to various individuals, including two (2) million shares to officers and directors, in lieu of payment for services rendered. An additional 500,000 shares were issued to Michael Brennan on May 1, 2009 for additional management services rendered. As of October 31, 2009, there were 1,250,000 shares or options available for issuance remaining under the 2009 Employee Benefit Plan. During November 2009, the balance of 1,250,000 shares were issued to the Company’s legal firms for services rendered.

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2010 Employee Benefit Plan

In January 2010, the Company adopted the 2010 Employee Benefit Plan, authorizing the Company to grant up to twelve (12) million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants, or advisors to the Company. As with all other plans adopted by the Company, eligibility is determined by the Board of Directors. During fiscal 2010, the Board of Directors had authorized the issuance of all twelve (12) million shares of common stock under this Plan to various consultants for services rendered.

2011 Employee Benefit Plan

In February 2011, the Company adopted the 2011 Employee Benefit Plan, authorizing the Company to grant up to fifteen (15) million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants, or advisors to the Company. Eligibility is determined by the Board of Directors. During fiscal 2011, all of the fifteen (15) million authorized shares were issued to various consultants for services rendered.

2012 Employee Benefit Plan

On February 14, 2012, the Board of Directors adopted the 2012 Employee Benefit Plan which is authorized to grant up to Sixty (60) million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants or advisors. Eligibility is determined by the Board of Directors. No shares or options have been granted under the Plan as of the date of this report.

Other Options

In August 2011, the Company issued options to purchase 100,000 shares of common stock to Chief Executive Officer and Director, Michael Brennan, in connection with this annual compensation arrangement. The options are exercisable for two (2) years at an exercise price of $0.30 per share.

See PART II, Item 5, “Market for Registrant’s Common Equity and Related Stockholder Matters.”

All options are non-transferable except by will or the laws of descent and distribution and terminate six months after death or termination of employment due to permanent disability and three months after employment terminates for any other reason.

The following table sets forth summary information regarding the outstanding equity awards held by the Company’s named executive officers and directors at October 31, 2011:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested

Michael W. Brennan	100,000	—	$0.30	08/03/12	—	—
	100,000	—	$0.30	08/03/13	—	—

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of April 13, 2012 with respect to the common stock and Convertible Preferred Stock owned by the only persons known by us to own beneficially 5% or more of any of these classes of stock, by each director and by all directors and officers as a group.

Name **	Common Stock (1)(2)	% of Class	Convertible Preferred Stock(3)	% of Class	% of Voting Power (4)
Michael W. Brennan 970 Calle Amanecer, Suite F San Clemente, CA 92673	82,050,000	9.9%	—	—	9.9%

Victor A. Hollander 11835 West Olympic Blvd. Los Angeles, CA 90064	74,036,436	9.0%	—	—	8.9%

Estate of Harry M. O’Hare, Sr. (5) 100 El Centro Pasadena, CA 91030	86,483	*	931,629	35.8%	*

All officers and directors as a group (2 persons)	156,085,436	18.9%	—	—	18.8%

*	Less than 1%

**	Includes address of five percent or more shareholders of any class.

(1)	Includes 83,983 shares of common stock issued upon conversion of Class B common stock held by founder, Harry M. O’Hare, who passed away in November 2006. Pursuant to the restrictions imposed on the Class B common stock by the California Corporation Commission prior to the Company’s initial public offering in 1987, upon the death of Mr. O’Hare, the Class B common stock automatically converts into share of common stock on a share-for-share basis.

(2)	Includes currently exercisable warrants or options to purchase an aggregate of 200,000 shares of the Company’s common stock held by the officers and directors referred to in the above table. See also Item 11 - “Executive Compensation – Equity Compensation Plans.”

(4)	The Convertible Preferred Stock was convertible into common stock only if specified earnings or market prices of the common stock were achieved prior to October 31, 1990. The specified earnings and market prices were not achieved and as of January 31, 1991, we were required to redeem these shares at $0.01 per share as of the fiscal year ended October 31, 1999. See Part II - Item 5 - “Market for Registrant’s Common Equity and Related Stockholder Matters.”

(5)	Reflects the voting rights of the common stock and Convertible Preferred Stock, each of which carries one vote per share.

(5)	Mr. O’Hare, the Company’s founder, passed away on or about November 13, 2006.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. Michael W. Brennan

As of October 31, 2011, the Company owes Mr. Brennan a total of $99,200 in accrued monthly consulting fees.

Between May 8 and June 10, 2009, Mr. Brennan loaned the Company a total of $95,000 at 6% per annum, payable on demand. In February 2010, Mr. Brennan assigned $25,000 of such loans to an unaffiliated third party. Consequently, there remains a total of $70,000 in principal loans due Mr. Brennan by the Company.

On April 9, 2010, Mr. Brennan converted $90,000 in accrued fees into a convertible loan similar to those offered by the Company to other accredited investors. The loan is convertible, at the option of the lender, into common stock at a 20% discount to fair market value or $0.10 per share, whichever is greater. The loan matures in 12 months and bears interest at 6% per annum. As additional consideration for the loan, the lender (in this case, Mr. Brennan) received 1,800,000 shares of restricted common stock the number of which was determined by dividing the principal amount of the loan by the greater of $0.05 per share or the fair market value on the loan date.

31

Between July and October 2010, Mr. Brennan was issued a total of 11,000,000 shares of common stock for additional services rendered.

During the fiscal year ended October 31, 2011, Mr. Brennan was issued 600,000 shares of common stock for additional compensation pursuant to the terms of his compensation agreement and 6,000,000 shares of common stock for additional consulting services.

During the three months ended January 31, 2012, pursuant to his compensation arrangement, the Company issued 150,000 shares of common stock to its Chief Executive Officer, Michael W. Brennan, at prices ranging from $0.0055 to $0.0065 per share. The aggregate fair market value of the shares was determined to be $906.

Mr. Brennan received the following option grants during fiscal 2011:

GRANT DATE	NUMBER GRANTED	EXERCISE PRICE	FAIR MARKET VALUE	REASON GRANTED
08/03/11	100,000	$0.30	$29	Per consulting arrangement

Mr. Anthony M. Frank

On March 16, 2009, Mr. Frank purchased a $75,000 convertible debenture which matures on the 3rd anniversary of the purchase date. The debenture may be converted at any time into common stock at 80% of the lowest closing bid price per share for the 20 trading days immediately preceding the conversion date. Interest accrues at 10% per annum and is payable at maturity or upon redemption or conversion. The Company may redeem the note: 1) If before 6 months at 120% of principal value, plus interest; or 2) If after 6 months, at 131% of principal plus interest. The Company paid no finder’s fee or commission with regard to Mr. Frank’s purchase.

On September 23, 2009, Mr. Frank loaned the Company the sum of $64,000 at 6% annual interest. The loan matured on March 23, 2009 and the Company is currently negotiating an extension with Mr. Frank.

On March 18, 2010, Mr. Frank made a loan of $20,000 to the Company. The loan is convertible, at the option of the lender, into common stock at a 20% discount to fair market value or $0.10 per share, whichever is greater. The loan matures in 12 months and bears interest at 6% per annum. As additional consideration for the loan, Mr. Frank received 400,000 shares of restricted common stock the number of which was determined by dividing the principal amount of the loan by the greater of $0.05 per share or the fair market value on the loan date. The Company is currently negotiating an extension on this loan.

On July 15, 2010, Mr. Frank loaned the Company an additional $30,000 at 6% annual interest. The loan matured on October 15, 2010 and the Company is currently negotiating an extension.

Mr. Victor A. Hollander

Mr. Hollander was named Chief Financial Officer as of November 1, 2008 and receives $10,000 per month for his service. As of October 31, 2011, the Company owed Mr. Hollander a total of $211,428 in accrued monthly fees and expenses.

On April 9, 2010, Mr. Hollander converted $160,000 in accrued fees into a convertible loan similar to those offered by the Company to other accredited investors. The loan is convertible, at the option of the lender, into common stock at a 20% discount to fair market value or $0.10 per share, whichever is greater. The loan matures in 12 months and bears interest at 6% per annum. As additional consideration for the loan, Mr. Hollander received 3,200,000 shares of restricted common stock the number of which was determined by dividing the principal amount of the loan by the greater of $0.05 per share or the fair market value on the loan date.

32

Mr. Hollander was issued 5,000,000 shares of common stock on July 12, 2010 and on October 29, 2010 for additional services rendered. Mr. Hollander received an additional 3,000,000 shares of common stock on June 1, 2011 for services rendered.

On March 28, 2011, Mr. Hollander loaned the Company the sum of $4,000. The loan is due upon demand and bears interest at the rate of 6% per annum.

Miscellaneous

The Board of Directors has adopted a policy that no transaction between us and any officer, director, employee or members of their family shall be entered into without the full disclosure of the transaction to and the approval of the transaction by the non-interested members of the Board of Directors. Furthermore, except for routine supply and sales agreement, no agreements will be entered into regarding royalties, distributorships, supply agreements, sales agreements, the borrowing of money or the sale or granting of securities or options or the leasing or buying of property by us, or any other type of contract over three months or $50,000 without the approval of the Board of Directors.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 2,500,000,000 shares of Common Stock, $0.01 par value per share, of which 826,264,567 shares were issued and outstanding as of April 13, 2012.

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of Common Stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefore. In the event of a liquidation, dissolution or winding-up of our business, the holders of Common Stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities.

The holders of shares of Common Stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the Common Stock. According to the Company’s counsel, Dieterich & Associates, all of the outstanding shares of Common Stock are, and the Common Stock offered hereby, when issued will be, validly issued, fully paid and non-assessable.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Transfer agent and registrar

The transfer agent of our common stock is Transfer Online, Inc., whose address is 512 SE Salmon Street, Portland, OR 97214. The phone number of the transfer agent is (503) 227-2950.

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PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling stockholder to offer and resell up to 140,000,000 shares of our common stock at such times and at such places as it chooses. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The decision to sell any shares offered pursuant to this prospectus is within the sole discretion of the selling stockholder.

The distribution of the common stock by the selling stockholder may be effected from time to time in one or more transactions. Any of the common stock may be offered for sale, from time to time, by the selling stockholder at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The common stock may be sold by one or more of the following:

●	On the OTC Bulletin Board or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

●	Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

●	Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

●	Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

●	Ordinary brokerage transactions.

●	Transactions in which the broker solicits purchasers.

●	Directly to one or more purchasers.

●	A combination of these methods.

Dutchess and any broker-dealers who act in connection with the sale of its shares are “underwriters” within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act. Because the selling stockholder is an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

The selling stockholder or its underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or re-allowed. Underwriters, dealers, brokers or other agents engaged by the selling stockholder may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the SEC from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling stockholder will not engage in any stabilization activity in connection with our common stock, will furnish each broker or dealer engaged by the selling stockholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of our or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

34

We will not receive any proceeds from the sale of these shares of common stock offered by the selling stockholder. We shall use our reasonable efforts to prepare and file with the SEC such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public. If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and the Exchange Act, subject to certain exceptions.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS

As reported on the Company’s Form 8-K, filed with the United States Securities and Exchange Commission on March 18, 2011, effective February 18, 2011, the Company confirmed with its auditor, Jeffrey S. Gilbert, CPA (“Gilbert”) that the firm would no longer be representing the Company as its accountants. As of that date, Gilbert informed the Company that he would decline to stand for re-appointment as the Company’s auditor as he was retiring. The Company engaged Farber Hass Hurley, LLP (“Farber”) as its new independent accountants on February 18, 2011.

LEGAL MATTERS

Selected legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Dieterich & Associates, Los Angeles, California.

EXPERTS

The financial statements as of and for the years ended October 31, 2011 and 2010, included in this prospectus have been audited by Farber Hass Hurley, LLP and Jeffrey S. Gilbert, CPA, respectively, independent registered public accounting firms, as stated in their reports appearing herein. Such financial statements have been so included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, please refer to the registration statement and its exhibits and schedules for further information relating to us and our common stock.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the SEC, at the Public Reference Room maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The Registration Statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval system and is available to the public from the SEC’s web site at http://www.sec.gov.

35

MICRO IMAGING TECHNOLOGY, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Annual Financial Statements of Micro Imaging Technology, Inc.	F-1(a)
Report of Independent Registered Public Accounting Firm	F-1(b)
Consolidated Balance Sheets at October 31, 2011 and 2010	F-2
Consolidated Statements of Operations for the Years Ended October 31, 2011 and 2010 and Cumulative period from November 1, 2005 through October 31, 2011 (Unaudited)	F-3
Consolidated Statements of Stockholders’ Deficit for the Years Ended October 31, 2011 and 2010	F-4
Consolidated Statements of Cash Flows for the Years Ended October 31, 2011 and 2010 and Cumulative period from November 1, 2005 through October 31, 2011 (Unaudited)	F-6
Notes to Consolidated Financial Statements	F-8

36

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Micro Imaging Technology, Inc.

We have audited the accompanying balance sheet of Micro Imaging Technology, Inc. and Subsidiary (the “Company”)(A Development Stage Company) as of October 31, 2011, and the related statements of income, stockholders’ equity and comprehensive income, and cash flow for the year then ended and the cumulative period from November 1, 2010 to October 31, 2011. Micro Imaging Technology, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2011 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Micro Imaging Technology, Inc. and Subsidiary (A Development Stage Company) as of October 31, 2011 and the results of their operations and their cash flows for the year then ended and the cumulative period from November 1, 2010 to October 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency of $2,323,423 that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Farber Hass Hurley LLP

Granada Hills, California

February 10, 2012

F-1(a)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Micro Imaging Technology, Inc.

I have audited the consolidated balance sheets of Micro Imaging Technology, Inc. and Subsidiary (the “Company”) (A Development Stage Company) as of October 31, 2010 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. I believe my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Micro Imaging Technology, Inc. and Subsidiary (A Development Stage Company) as of October 31, 2010 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has limited liquid resources, negative working capital, recurring losses with an accumulated deficit of $42,666,383 at October 31, 2010, and is seeking to implement its business plan, which requires the Company to complete the development and marketing of the new product and/or raise capital through the sale of the Company’s common stock or borrowings. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Jeffrey S. Gilbert, CPA

/s/ Jeffrey S. Gilbert

Los Angeles, California

February 7, 2011

F-1(b)

Micro Imaging Technology, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Balance Sheets

	October 31,
	2011	2010
ASSETS
Current assets:
Cash	$5,206	$-
Inventories	-	90,904
Prepaid expenses	220	86,868
Total current assets	5,426	177,772

Fixed assets, net	79,177	17,881

Total assets	$84,603	$195,653

LIABILITIES AND STOCKHOLDERS ' DEFICIT

Current liabilities:
Bank overdraft	$-	$7,876
Notes payable to stockholder	565,000	696,000
Convertible notes payable, net of unamortized discount of $123,207 and $44,902 in 2011 and 2010, respectively	224,161	42,598
Trade accounts payable	685,920	548,174
Accounts payable to officers and directors	355,628	173,243
Accrued payroll	241,479	193,056
Derivative liabilities	175,865	-
Other accrued expenses	132,934	82,083
Total current liabilities	2,380,987	1,743,030

Long term liabilities:
Convertible notes payable, net of unamortized discount of $11,461 and $55,138 in 2011 and 2010, respectively	1,039	84,727
Redeemable convertible preferred stock, $0.01 par value; 2,600,000 shares authorized, issued and outstanding at October 31, 2011 and October 31, 2010	26,000	26,000
Total long term liabilities	27,039	110,727

Total liabilities	2,408,026	1,853,757

Commitments and contingencies

Stockholders' deficit:
Common stock, $0.01 par value; 500,000,000 shares authorized; 487,342,466 and 177,942,922 shares issued and outstanding at October 31, 2011 and October 31, 2010, respectively	4,873,425	1,779,429
Additional paid-in capital	36,965,142	39,228,850
Accumulated deficit from previous operating activities	(27,809,201)	(27,809,201)
Deficit accumulated during the development stage	(16,352,789)	(14,857,182)
Total stockholders' deficit	(2,323,423)	(1,658,104)

Total liabilities and stockholders' deficit	$84,603	$195,653

The accompanying notes are an integral part of these consolidated financial statements.

F-2

Micro Imaging Technology, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Statements of Operations

For the Years Ended October 31, 2011 and 2010

and Cumulative period from November 1, 2005 through October 31, 2011

	October 31,		Cumulative period from November 1, 2005 through October 31,
	2011	2010	2011

Sales	$-	$-	$58,000
Cost of Sales	-	-	29,886

Gross profit	-	-	28,114

Operating costs and expenses:
Research and development	598,476	687,687	4,942,284
Sales, general and administrative	480,525	1,756,708	7,194,438

Total operating expenses	1,079,001	2,444,395	12,136,722

Loss from operations	(1,079,001)	(2,444,395)	(12,108,608)

Other income (expense):
Interest income	5	1	11,359
Interest expense	(533,500)	(631,401)	(4,525,627)
Gain on derivative instruments	92,557	-	92,557
Other income (expense), net	25,932	(3,069)	187,130
Total other income (expense), net	(415,006)	(634,469)	(4,234,581)

Loss from operations:
Before provision for income tax	(1,494,007)	(3,078,864)	(16343,189)
Provision for income tax	(1,600)	(1,600)	(9,600)
Net loss	(1,495,607)	(3,080,464)	(16352,789)
Net loss attributable to:
Non-controlling interest	(116,860)	(134,295)	(1,157,353)
Micro Imaging Technology, Inc. stockholders	(1378,747)	(2,946,169)	(15,195,436)
Net loss	$(1,495,607)	$(3,080,464)	$(16352,789)

Net loss per share, basic and diluted	$(0.01)	$(0.02)

Shares used in computing net loss per share, basic and diluted	282342,357	141,859,194

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Micro Imaging Technology, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Statements of Stockholders’ Deficit

For the Years Ended October 31, 2011 and 2010

	Common Stock	Common Stock	Additional Paid-in Capital	Accumulated (Deficit)	Total
Balance, October 31, 2009	119,494,187	$1,194,942	37,551,847	$(39,585,919)	$(839,130)

Common stock issued to officers, directors and consultants
for services, $0.013 per share	11,000,000	110,000	33,000		143,000
for services, $0.0165 per share	75,000	750	487		1,237
for services, $0.02 per share	75,000	750	750		1,500
for services, $0.024 per share	75,000	750	1,050		1,800
for services, $0.026 per share	75,000	750	1,200		1,950
for services, $0.0335 per share	75,000	750	1,762		2,512
for services, $0.0375 per share	2,000,000	20,000	55,000		75,000
for services, $0.039 per share	10,000,000	100,000	290,000		390,000
for services, $0.04 per share	9,975,000	99,750	299,250		399,000
for services, $0.045 per share	150,000	1,500	5,250		6,750
for services, $0.0465 per share	75,000	750	2,738		3,488
for services, $0.048 per share	6,000,000	60,000	228,000		288,000
for services, $0.05 per share	75,000	750	3,000		3,750

Common stock issued for loans, $0.05 per share	10,640,000	106,400	425,600	-	532,000

Common stock issued in private placement offering, $0.0175 per share	428,105	4,281	3,211	-	7,492
Common stock issued in private placement offering, $0.0225 per share	1,130,630	11,306	14,134	-	25,440
Common stock issued in private placement offering, $0.0292 per share	6,000,000	60,000	115,000	-	175,000
Common stock issued in private placement offering, $0.10 per share	50,000	500	4,500	-	5,000

Common stock issued for debt, ]$0.036 per share	800,000	8,000	21,017		29,017
Common stock issued for debt, $0.04 per share	500,000	5,000	15,000		20,000

Common stock redeemed for cash, $0.04 per share	(750,000)	(7,500)	(7,500)		(15,000)

Options and warrants granted to employees and consultants for services	-	-	67890	-	67,890

Interest recognized on beneficial conversion feature of convertible debentures issued	-	-	96,664	-	96,664

Net loss				(3,080,464)	(3,080,464)

Balance, October 31, 2010	177,942,922	1,779,429	39,228,850	(42,666,383)	(1,658,104)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Micro Imaging Technology, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Statements of Stockholders’ Deficit (Continued)

For the Years Ended October 31, 2011 and 2010

	Common Stock	Common Stock	Additional Paid-in Capital	Accumulated (Deficit)	Total
Balance, October 31 , 2010	177,942,922	1,779,429	39,228,850	$(42,666,383)	$(1,658,104)

Common stock issued to officers, directors and consultants
for services, $0.004 per share	3,000,000	30,000	(18,000)		12,000
for services, $0.0045 per share	50,000	500	(275)		225
for services, $0.005 per share	50,000	500	(250)		250
for services, $0.006 per share	9,000,000	90,000	(36,000)		54,000
for services, $0.0082 per share	50,000	500	(90)		410
for services, $0.01 per share	3,525,000	35,250	-		35,250

Common stock issued for loan, $0.003565 per share	600,000	6,000	(3,861)		2,139

Common stock issued in private placement offering, $0.0041 per share	4,016,735	40,167	(23,759)		16,408
Common stock issued in private placement offering, $0.0049 per share	4,681,961	46,819	(23,690)		23,129
Common stock issued in private placement offering, $0.0056 per share	2,190,410	21,904	(9,627)		12,277
Common stock issued in private placement offering, $0.0057 per share	2,500,111	25,000	(10,749)		14,251
Common stock issued in private placement offering, $0.0059 per share	1,180,000	11,800	(4,876)		6,924
Common stock issued in private placement offering, $0.006 per share	471,100	4,711	(1,884)		2,827
Common stock issued in private placement offering, $0.0062 per share	2,000,000	20,000	(7,650)		12,350
Common stock issued in private placement offering, $0.0064 per share	343,000	3,430	(1247)		2,183
Common stock issued in private placement offering, $0.0067 per share	386,417	3,864	(1294)		2,570
Common stock issued in private placement offering, $0.013 per share	808,100	8,081	2,436		10,517

Common stock issued for debt, $0.0004 per share	91,000,000	910,000	(873,600)		36,400
Common stock issued for debt, $0.0007 per share	35,714,282	357,143	(332,143)		25,000
Common stock issued for debt, $0.0008 per share	19,960,080	199,601	(184,601)		15,000
Common stock issued for debt, $0.0009 per share	14,444,445	144,444	(131,444)		13,000
Common stock issued for debt, $0.0013 per sha	10,000,000	100,000	(87,000)		13,000
Common stock issued for debt, $0.0014 per share	27,142,857	271,429	(233,429)		38,000
Common stock issued for debt, $0.0016 per share	3,125,000	31,250	(26250)		5,000
Common stock issued for debt, $0.0018 per share	14,097,778	140,978	(115,602)		25,376
Common stock issued for debt, $0.0021 per share	4,761,905	47,619	(37,619)		10,000
Common stock issued for debt, $0.0027 per share	3,703,704	37,037	(27,037)		10,000
Common stock issued for debt, $0.0029 per share	5,172,414	51,724	(36,724)		15,000
Common stock issued for debt, $0.003 per share	4,000,000	40,000	(28,000)		12,000
Common stock issued for debt, $0.0033 per share	3,030,303	30,303	(20303)		10,000
Common stock issued for debt, $0.0034 per share	8,195,588	81,956	(54,091)		27,865
Common stock issued for debt, $0.0035 per share	3,428,571	34,286	(22286)		12,000
Common stock issued for debt, $0.0036 per share	4,166,667	41,667	(26,667)		15,000
Common stock issued for debt, $0.0039 per share	8,666,666	86,667	(52,867)		33,800
Common stock issued for debt, $0.0054 per share	1,851,852	18,519	(8519)		10,000
Common stock issued for debt, $0.0059 per share	5,733,333	57,333	(22,758)		34,575
Common stock issued for debt, $0.006 per share	3,000,000	30,000	(12,000)		18,000
Common stock issued for debt, $0.0074 per share	1,351,351	13,514	(3514)		10,000
Common stock issued for debt, $0.0075 per share	2,000,000	20,000	(5,000)		15,000
Options and warrants granted to employees and consultants for services	-	-	29	-	29
Interest recognized on beneficial conversion feature of convertible debentures issued	-	-	218532	-	218,532

Net loss				(1,495,607.00)	(1,495,607)

Balance, October 31 , 2011	487,342,552	$4,873,425	36,965,142	$(44,161,990)	$(2323,423)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Micro Imaging Technology, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Statements of Cash Flows

For the Years Ended October 31, 2011 and 2010

and Cumulative period from November 1, 2005 through October 31, 2011

	October 31,		Cumulative period from November 1, 2005 through
	2011	2010	October 31, 2011
Cash flows from operating activities:
Net loss	$(1,495,607)	$(3,080,464)	$(16,352,789)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	14,492	27,690	140,448
Amortization of costs and fees related to convertible debentures	183,904	(26,518)	803,747
Common stock issued for services	42,750	748,663	2,144,790
Common stock issued to officers and directors for services	59,385	554,325	3,078,695
Common stock issued for shares of subsidiary stock	-	-	254,000
Common stock of subsidiary issued to employees and consultants	-	-	2,815
Common stock issued as a commission	-	-	3,000
Common stock issued for accounts payable	18,000	49,018	296,583
Common stock issued to former licensee	-	-	41,319
Common stock issued/recovered on cancelled agreements	-	-	20,478
Non-cash compensation for stock options and warrants	29	67,890	631,923
Costs and fees related to issuance of convertible debt	2,139`	634,912	539,252
Interest expense related to beneficial conversion feature	-	-	1,944,800
Interest paid with common stock	13,651	-	118,487
Interest on notes receivable for common stock	-	-	(1,373)
(Increase) decrease in assets:
Prepaid expenses	86,648	(75,069)	25,371
Inventories	90,904	-	-
Notes receivable	-	-	-
Increase (decrease) in liabilities:
Derivative liability	175,865	-	175,865
Trade accounts payable	137,746	233,805	616,544
Accounts payable to officers and directors	182,385	238,237	660,082
Accrued payroll and other expenses	99,274	140,190	261,318
Net cash used in operating activities	(388,435)	(487,321)	(4,594,645)

Cash flows from investing activities:
Reclassification of fixed assets	(75,788)	-	(213,142)

Net cash used in investing activities	(75,788)	-	(213,142)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Micro Imaging Technology, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Statements of Cash Flows (Continued)

For the Years Ended October 31, 2011 and 2010

and Cumulative period from November 1, 2005 through October 31, 2011

	October 31,		Cumulative period from November 1, 2005 through
	2011	2010	October 31, 2011
Cash flows from financing activities:
Principal payments on notes payable to stockholders	-	(60,000)	(1,133,000)
Proceeds from issuance of notes payable to a related party	34,000	92,365	1,039,800
Proceeds from issuance of notes and convertible notes payable	339,869	232,000	1,529,234
Proceeds from issuance of common stock	103,436	212,932	2,181,662
Net cash provided by financing activities	477,305	477,297	3,617,696

Net change in cash	13,082	(10,024)	(1,190,091)

Cash at beginning of period	(7,876)	2,148	1,195,298

Cash at end of period	$5,206	$(7,876)	$5,207

Supplemental Disclosure of Cash Flow Information

Interest paid	$664	$3,751	$10,985
Income taxes paid	$1,600	$1,600	$18,640

Supplemental Schedule of Non-Cash Investing and Financing Activities

Beneficial conversion feature of convertible debentures	$-	$(6,250)

Common stock issued in consideration for loans	$2,139	$305,000

Conversion of convertible notes payable to shares of common stock	$372,365	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-7

1. Description of Business and Development Stage Company

Micro Imaging Technology, Inc. (the “Company”), a California corporation, is a holding company whose operations are conducted through its 81%-owned subsidiary.

The losses incurred to date which are applicable to the noncontrolling (minority) stockholders of the Company’s consolidated subsidiary, Micro Imaging Technology (MIT) exceed the value of the equity held by the noncontrolling stockholders. Such losses have been allocated to the Company as the majority stockholder and are included in the net loss and accumulated deficit in the consolidated financial statements for the fiscal year ended October 31, 2011. In accordance with the guidance provided under FASB Codification No. 810, (Consolidation-Noncontrolling Interests) the Company’s annual and interim reports present losses by the subsidiary separately from that attributable to the parent and separately in the equity section of the balance sheets.

In 1997, the Company began marketing a small, point-of-use water treatment product aimed at the high purity segment of commercial and industrial water treatment markets. In February 2000, the Company formed Electropure EDI, Inc. (EDI), a wholly-owned Nevada subsidiary, through which all manufacturing and sales of its proprietary water treatment products were then conducted. In October 2005, the Company sold the assets of the EDI subsidiary and discontinued operations.

The Company acquired, in October 1997, an exclusive license to patent and intellectual property rights involving laser light scattering techniques to be utilized in the detection and monitoring of toxicants in drinking water. The Company formed Micro Imaging Technology (MIT) in February 2000, a wholly-owned Nevada subsidiary, to conduct research and development based upon advancements developed and patented from the licensed technology. It is this technology that is being developed.

The Company is developing a non-biologically based system utilizing both proprietary hardware and software to rapidly (near real time) determine the specific specie of an unknown microbe present in a fluid with a high degree of statistical probability (“MIT System”). It will analyze a sample presented to it and compare its characteristics to a library of known microbe characteristics on file. At present, it is the Company’s only operation.

Effective with the sale of its EDI operation in October 2005, the Company’s planned principal operation, the further development and marketing of its remaining technology, has not produced any significant revenue and, as such, the Company, beginning with the fiscal year commenced November 1, 2005, is now considered a development stage enterprise.

2. Basis of Presentation

The Company incurred net losses from continuing operations of $1,495,607 and $3,080,464 for the fiscal years ended October 31, 2011 and 2010, respectively. At October 31, 2011 the Company had an accumulated deficit of $44,161,990 and is in default under the redemption provisions of its redeemable preferred stock (Note 8). These raise substantial doubts about the Company’s ability to continue as a going concern. The Company has been able to secure operating capital in the prior and current fiscal years through loans from an individual who is a related party and the largest stockholder, through the sale of convertible debentures and through the sale of the Company’s common stock in various private placement transactions.

The Company is also negotiating with private accredited investors and with an investment banking firm for the sale of its common stock in private placement transactions. No assurances can be given that the Company can or will continue to obtain sufficient working capital through the sale of the Company’s securities, borrowing, or through the sale of assets or products that will generate sufficient revenues in the future to sustain ongoing operations. The Company’s ability to continue as a going concern will be dependent upon its ability to gain access to equity and debt capital or achieve profitable operations.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should the Company be unable to continue as a going concern.

F-8

3. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, Micro Imaging Technology (“MIT”). As of October 31, 2005, the operations of the Company’s subsidiaries, Electropure EDI, Inc. and Electropure Holdings, LLC, were discontinued and the Company became a development stage company. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Impairment of Long-Lived Assets

The Company annually evaluates its long-lived assets, including identifiable intangible assets for potential impairment. When circumstances indicate that the carrying amount of an asset is not recoverable, as demonstrated by the projected undiscounted cash flows, an impairment loss is recognized. The Company’s management has determined that there was no such impairment present at October 31, 2011 and 2010.

Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over an expected useful life of 5 years. The leasehold improvements made to the Company’s leased facility are being depreciated over an expected useful life of 5 years. Expenditures for normal maintenance and repairs are charged to operations. The cost and related accumulated depreciation of assets are removed from the accounts upon retirement or other disposition, and the resulting profit or loss is reflected in the Statement of Operations. Renewals and betterments that materially extend the life of the assets are capitalized.

Effective October 31, 2011, the Company reclassified and capitalized as machinery and equipment eight of its MIT 1000 Systems that it had carried as finished goods valued at $75,788. A redesigned model of the systems is currently underway and the Company will utilize these eight first generation models as laboratory testing equipment. These systems will be depreciated, commencing November 1, 2011, over an expected useful life of 3 years.

Advertising Costs

The Company charges advertising costs to expense as incurred. The Company did not incur advertising expense during the fiscal years ended October 31, 2011 or 2010.

Accrued Payroll and Benefits

Accrued Payroll and Benefits consist of salaries, wages, and vacation benefits earned by employees, but not disbursed as of October 31, 2011. Accrued Payroll also includes employer tax due on such salaries and wages as well as interest on the employer tax accrued at the rate of 4.5%. Liability for vacation benefits is accrued when earned monthly and reduced when taken. At the end of each fiscal period, the balance in the accrued vacation benefits liability account is adjusted to reflect current pay rates. Annual leave earned but not taken is considered an unfunded liability since this leave will be funded from future appropriations when it is actually taken by employees.

F-9

Research and Development

Research and development expenditures are charged to expense as they are incurred. The Company’s research and development activities include ongoing work on various uses of the micro imaging multi-angle laser light scattering technology. Contract research and development expenditures are expensed as incurred.

Stock Based Compensation

The Company measures share based compensation at the grant date, based on the fair value of the award using the Black-Scholes Option Pricing Model, and recognizes such compensation as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

The Company recognized share-based compensation expense of $29 and $67,890 on options and warrants that vested during the fiscal years ended October 31, 2011 and 2010, respectively.

The activity under the Company’s stock option plans is included in Note 9.

Income Taxes

The Company accounts for income taxes under the liability method. Under the liability method, deferred income taxes are determined based on differences between the financial reporting and tax bases of assets and liabilities. They are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company is required to adjust its deferred tax liabilities in the period when tax rates or the provisions of the income tax laws change. Valuation allowances are established to reduce deferred tax assets to the amounts expected to be realized.

Loss Per Share

Basic earnings (loss) per share excludes dilution and is calculated by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the earnings (loss) of the entity. Common stock equivalents of 8,000,000 and 11,400,000 as of October 31, 2011 and 2010, respectively, have been omitted from the earnings (loss) per share calculation, as their effect would be antidilutive.

New Accounting Pronouncements

In April 2011, FASB issued Accounting Standard Update (ASU) 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The update provides additional guidance to creditors on evaluating whether a modification or restructuring of a receivable is a troubled debt restructuring (TDR) and clarifies the existing guidance on whether (1) the creditor has granted a concession and (2) whether the debtor is experiencing financial difficulties, which are the two criteria used to determine whether a modification or restructuring is a TDR. This guidance is effective for interim or annual periods beginning on or after June 15, 2011 and should be applied retrospectively to the beginning of the annual period of adoption. The adoption of this guidance has not had a material impact on the Company’s financial statements.

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. The update removes from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. This guidance is effective prospectively for transactions, or modifications of existing transactions, that occur on or after the first interim or annual period beginning on or after December 15, 2011. Management is currently assessing the impact of this guidance on the Company’s financial position and results of operations.

F-10

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRSs. The new guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between US GAAP and International Financial Reporting Standards. While many of the amendments to US GAAP are not expected to have a significant effect on practice, the new guidance changes some fair value measurement principles and disclosure requirements. This guidance is effective prospectively for interim and annual periods beginning after December 15, 2011. Early adoption is not permitted. Management is currently assessing the impact of this guidance on the Company’s financial position and results of operations.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (ASU 2011-05), which removes the option of presenting comprehensive income in the Consolidated Statements of Changes in Stockholder’s Equity. ASU 2011-05 provides entities with an option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income (OCI) either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under either method, entities must display adjustments for items that are reclassified from OCI to net income in both net income and OCI. This guidance does not change the items that must be reported in OCI or when an item of OCI must be reclassified to net income. This guidance, related only to disclosures, is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and should be applied retrospectively. Early adoption is permitted.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment, which permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. ASU 2011-08 is effective for the Company beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

There were various other updates recently issued, many of which represented technical corrections to the accounting literature or application to specific industries. None of the updates are expected to a have a material impact on our consolidated financial position, results of operations or cash flows.

4. Property, Plant and Equipment

At October 31, property, plant and equipment consisted of the following:

	2011	2010
Machinery and equipment	$170,720	$94,932
Furniture and fixtures	74,326	74,326
Leasehold improvements	70,370	70,370
	315,416	239,628
Less: accumulated depreciation	(236,239)	(221,747)
Total property and equipment, net	$79,177	$17,881

The Company reclassified $75,788 in finished goods to machinery and equipment during the fiscal year ended October 31, 2011 to reflect the fact that units of the Company’s intended product are now being utilized as testing equipment. Consequently, depreciation expense for the years ended October 31, 2011 and 2010 was $14,492 and $27,690, respectively.

5. Convertible Debentures

Series 1 Notes

Between August 16, 2010 and August 23, 2011, the Company entered into a Securities Purchase Agreement with Asher Enterprises, Inc. in connection with the issuance of nine (9) separate 8% convertible notes in various principal amounts, aggregating $312,500. The Company paid a total of $23,000 out of the proceeds of the notes to Asher for legal fees and expenses related to the referenced agreements. The notes generally mature in nine (9) months, commencing May 2011 through May 2012, and are convertible into shares of common stock at a discount ranging from 39% to 49% of the average of the lowest three closing bid prices of the common stock during the ten trading days prior to the conversion date. The Series I Notes contain a provision requiring an adjustment to the conversion price of the note in the event the Company issues or sells any shares of common stock, or securities convertible into or exercisable for common stock, at a price per share lower than such conversion price. Accordingly, effective August 1, 2011, the Series I Notes are being accounted for as a derivative liability, measured at fair value, with changes in fair value recognized as gain or loss for each reporting period thereafter. Asher may convert any or all of the unpaid principal note prior to the maturity date, commencing 180 days following the date of the Note. The notes are recorded at fair value, using the Binomial valuation model, and a derivative liability of $175,865 was recorded for the fiscal year ended October 31, 2011. This liability will be revalued each reporting period and gains and losses will be recognized in the statement of operations under “Other Income (Expense)”.

F-11

As of October 31, 2011, Asher has converted a total of $155,000 and $6,200 in principal and accrued interest, respectively, on these notes and has received a total of 153,430,436 shares of common stock upon the conversions at prices ranging from $0.0004 to $0.004 per share. As of October 31, 2011, the Company had expensed a total of $9,221 in accrued interest and there remains an aggregate principal balance of $157,500 due on these notes. If such Series 1 notes were converted at October 31, 2011, the Company would issue an aggregate of 69,426,418 shares of common stock the value of which would exceed, by $127,148, the principal balance due on the notes.

Under the provisions of ASC 815-40-15, “Derivatives and Hedging-Contracts in Entity’s Own Equity-Scope and Scope Exceptions,” a number of our outstanding Convertible notes are not considered indexed to our stock, as a result of an anti-dilution protection provision in these notes. The application of ASC 815-40-15, effective November 1, 2010, resulted in our accounting for these warrants as derivative instruments, and they are recognized as liabilities in our consolidated balance sheets. Generally, while these notes are outstanding, increases in our stock price will result in losses and decreases in our stock price will result in gains related to these warrants included in our net income (loss) for such periods.

See also Note 5 – Convertible Debentures – “Fair value of financial instruments.”

Fair value of financial instruments

The accounting standards regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash and other current assets and liabilities to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

The Company has also adopted ASC 820-10 (formerly SFAS 157, “Fair Value Measurements”) which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The carrying amounts of our financial instruments, including cash, accounts payable and accrued expenses approximate fair value because of their generally short maturities.

We measured the fair value of the Series 1 Notes by using the Binomial Valuation model. As of October 31, 2011, the assumptions used to measure fair value of the liability embedded in our outstanding Series I Warrants included a warrant exercise price of $0.0036 per share, a common share price of $0.0065, a discount rate of 0.06%, and a volatility of 190%.

F-12

The following table sets forth, by level within the fair value hierarchy, our financial instrument liabilities as of October 31, 2011 (See also Note 5 – Convertible Debentures – “Series 1 Notes”) :

	Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
	(Level 3)	(Level 3)	(Level 3)

Series 1 Notes	$—	$—	$175,865	$175,865

Total	$—	$—	$175,865	$175,865

The following table sets forth a summary of changes in the fair value of our Level 3 financial instrument liability for the twelve months ended October 31, 2011:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Balance October 31, 2010	$—
Additions	373,811
Net gain included in earnings	(92,557)
Settlements	(105,389)
Balance October 31, 2011	$175,865

Similar purchase and conversion transactions have occurred with Asher subsequent to October 31, 2011. See Note 13 – “Subsequent Events.”

Other Convertible Notes

On October 26, 2010, Asher Enterprises entered into a Purchase Agreement with an unaffiliated noteholder to purchase the Amended and Restated 10% Convertible Note issued to the latter by the Company in the aggregate amount of $64,865 for a $60,000 loan made to the Company in June 2009, plus the $4,865 in interest accrued on such loan. Asher entered into a similar transaction in December 2010 with a second noteholder and purchased an Amended and Restated 8% Convertible Note in the sum of $25,000. Both of such notes were fully converted by Asher during fiscal 2011 into a total of 21,565,458 shares of common stock issued at prices ranging from $0.003 to $0.007 per share. The Company has calculated the intrinsic value of the conversion feature as of the date of issuance of the restated notes (using the agreed discount rate of 42%) and fully amortized the aggregate $65,074 cost as of October 31, 2011.

On November 10, 2010, the Company borrowed $64,868 from the above unaffiliated party on terms similar to the Asher notes. The Note matures on May 31, 2012 and bears interest at the rate of ten percent (10%) per annum. The Note is convertible into shares of common stock at a forty two percent (42%) discount to the average of the lowest three (3) closing bid prices of the common stock during the ten (10) trading days prior to the conversion date. The noteholder may convert any or all of the unpaid principal note prior to the maturity date. The Company calculated the intrinsic value of the conversion feature to be $46,973 as of the date of issuance of the debentures using the same criteria as noted above and is amortizing the expense over the life of the loan. The Company has expensed $29,255 with regard to this beneficial conversion feature as well as $6,309 in accrued interest on the note as of October 31, 2011. If the note had been converted as of October 31, 2011, the Company would have issued a total of 27,278,385 shares of common stock and would have fully amortized the remaining expense of the conversion feature.

F-13

On March 16, 2009, the Company’s largest stockholder, Mr. Anthony Frank, purchased a $75,000 convertible debenture for which the Company has expensed $19,705 in accrued interest as of October 31, 2011. The debenture is convertible at any time at the option of the holder into the Company’s common stock at a fair market value of 75% of the lowest closing bid price per share for the twenty (20) trading days immediately preceding conversion. The debentures are also redeemable by the Company: 1) if before six months at 120% of the principal value, plus interest; or 2) if after six months, at 131% of principal, plus interest. The intrinsic value of the beneficial conversion feature, $18,750, is being amortized over the three-year life of the debenture. If the note had been converted as of October 31, 2011, the Company would have issued a total of 30,241,935 shares of common stock and would have fully amortized the remaining expense of the conversion feature.

Between August and October 2011, the Company issued Amended and Restated Convertible Notes to four unaffiliated individuals on loans made to the Company in fiscal 2010, in the form of cash or services rendered, that had matured in the aggregate sum of $140,000. The amended notes bear interest at 6% or 8% and are convertible into common shares at a discount ranging from 55% to 60% of the average of the lowest three (3) closing bid prices of the common stock during the ten (10) trading days prior to the conversion date. The Company calculated the intrinsic value of the conversion feature to be $148,653 as of the date of issuance of the amended notes and will amortize the cost over the life of the loans. As of October 31, 2011, $127,500 of the principal and $6,876 of the interest accrued on such notes was converted by the noteholders into an aggregate of 96,550,902 shares of common stock at prices ranging from $0.00075 to $0.0018 per share. Asher Enterprises, Inc. purchased all but 5,733,333 of the shares issued upon these conversions. As of October 31, 2011, the Company had expensed a total of $6,956 in accrued interest and there remains an aggregate principal balance of $12,500 due on these amended notes. If the $12,500 balance of the note had been converted as of October 31, 2011, the Company would have issued a total of 6,775,068 shares of common stock and would have fully amortized the remaining expense of the conversion feature.

On August 1, 2011, an unaffiliated party purchased a $50,000 convertible debenture for which the Company has accrued interest at the rate of 6% and has expensed $748 in accrued interest as of October 31, 2011. The debenture is convertible at any time at the option of the holder into the Company’s common stock at a 25% discount (but not more than $0.002 per share) to the average closing bid prices of the common stock for the three (3) trading days immediately preceding conversion. The intrinsic value of the beneficial conversion feature, $16,667, is being amortized over the one-year life of the debenture. . If the note had been converted as of October 31, 2011, the Company would have issued a total of 14,285,714 shares of common stock and would have fully amortized the remaining expense of the conversion feature.

At October 31, 2011 and 2010, convertible debentures and Series 1 notes consisted of the following:

	2011	2010
Series 1 Notes, principal and interest at 8% maturing through May 25, 2012.	$157,500	$87,500

Convertible note payable to major stockholder; principal and interest at 10% due on March 16, 2012.	$75,000	$75,000

Convertible note payable to stockholder; principal and interest at 10% due on May 31, 2012.	$64,868	$64,868

Convertible notes payable to various stockholders; principal and interest at 6% due on August 1, 2012 and December 31, 2012.	$62,500	$282,000
	359,868	227,365
Less current maturities	$347,368	$87,500

Long term portion of Convertible and Series 1 notes payable	$12,500	$139,865

F-14

The Company’s outstanding notes mature as follows for the years ending October 31:

2012	$347,368
2013	12,500
Thereafter	-
$359,868

6. Notes Payable to an Officer and Stockholders

At October 31, 2011 and 2010, notes payable to an officer and to stockholders consisted of the following:

	2011	2010
Unsecured convertible note payable to major stockholder; principal and interest at 6% due on March 10, 2010.	$64,000	$64,000

Unsecured convertible note payable to major stockholder; principal and interest at 6% due on October 15, 2010.	$30,000	$30,000

Unsecured convertible notes payable to officers/directors of the Company; principal and interest at 6% due on April 9, 2011.	$250,000	$250,000

Unsecured notes payable to officers/directors of the Company; principal and interest at 6% due on demand.	$74,000	$70,000

Unsecured convertible note payable to various stockholders (including $20,000 to major stockholder); principal and interest at 6% due between November 27, 2010 and April 20, 2011.	$147,000	$282,000
	565,000	696,000
Less current maturities	$565,000	$696,000

Long term portion of notes payable	$—	$—

With the exception of $74,000 in notes payable to officers and directors, which are payable on demand, all of the above notes payable are past due. The Company is currently negotiating with the holders of those notes to either extend the maturity date or convert the note into shares of common stock.

7. Income Taxes

At October 31, the components of the income tax expense are as follows:

	2011	2010
Current tax expense:
Federal	$—	$—
State	1,600	1,600
Total corporate tax expense	1,600	1,600

Deferred tax expenses:
Federal	—	—
State	—	—
	—	—
Total provision:	$1,600	$1,600

F-15

Significant components of the Company’s net deferred income tax assets/ (liabilities) at October 31, 2011 were as follows:

Current deferred tax assets:
Accrued vacation	$—
Book compensation for options and warrants	—
Other	—
Total current deferred tax assets	—
Valuation allowance	—
Net deferred current tax assets	$—

Noncurrent deferred tax assets:
Net operating loss carryforward	$11,143,000
Other credit carryforward	165,000
Depreciation and amortization	—
Total noncurrent deferred tax assets	11,308,000
Valuation allowance	(11,308,000)
Net deferred noncurrent tax assets	—
Total deferred tax assets	$—

The Company, based upon its history of losses and management’s assessment of when operations are anticipated to generate taxable income, has concluded that it is more likely than not that none of the net deferred income tax assets will be realized through future taxable earnings and has established a valuation allowance for them. The change in the total valuation allowance for the year ended October 31, 2011 was a decrease of $179,000.

Reconciliation of the effective income tax rate to the U.S. statutory income tax rate is as follows:

	2011	2010
Tax expense at U.S. statutory income tax rate	(34.0)%	(34.0)%
State tax	(5.8)%	(5.8)%
Utilization of net operating loss	0%	0%
Change in beginning balance of valuation allowance	39.8%	39.8%

Effective income tax rate	—%	—%

As of October 31, 2011, the Company has federal and state net operating loss carryforwards of $28,000,000 and $11,312,000, respectively. The federal and state net operating loss carryforwards begin expiring through 2029. The Company also has federal and state research and development tax credit carryforwards of $165,000 and $130,000, respectively.

Management regularly evaluates the likelihood of realizing the benefit for income tax positions taken by the Company in various federal and state filings by considering all relevant facts, circumstances and information available. If management believes it is more likely than not that a position will be sustained, the Company will recognize a benefit at the largest amount which is cumulatively greater than 50% likely to be realized. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as a component of the provision for income taxes. The Company has not recognized any contingencies for uncertain tax positions for the years ended October 31, 2011 and 2010. Although, the IRS is not currently examining any of the Company’s income tax returns, tax years 2007 through 2010 remain open and are subject to examination.

F-16

8. Stockholders’ Deficit

Common Stock

Between November 1, 2010 and January 31, 2011, the Company issued a total of 75,000 common shares to a consultant pursuant to a consulting arrangement. Such shares were issued at $0.01 per share and were expensed at a total cost of $750.

Between November 2, 2010 and October 21, 2011, the Company issued a total of 271,546,796 shares of common stock upon the conversion of $372,365 in convertible notes and $13,651 in interest at prices ranging from $0.0004 to $0.0075 per share.

Between November 5, 2010 and October 25, 2011, Dutchess Opportunity Fund purchased 18,577,834 shares of common stock at prices ranging from $0.004 and $0.013 per share under the terms of the May 4, 2010 Securities Purchase Agreement. The Company received net proceeds of $102,226 over the eleven separate sale transactions.

Effective on February 5, 2011, the Board of Directors approved the establishment of the Company’s 2011 Employee Benefit Plan, authorizing the issuance of up to 15 million shares to employees, directors, officers, consultants, or advisors of the Company who are determined to be eligible to receive an option or stock award under the plan. During the twelve months ended October 31, 2011, the Board authorized the issuance of all 15 million shares under the Plan to five consultants for legal, administrative and marketing services rendered. The shares were issued at prices ranging from $0.004 to $0.01 per share and the Company expensed a total of $96,000 in legal and consulting fees. Of such shares and expense, 6,000,000 were issued to the Company’s Chief Executive Officer, Michael W. Brennan at a cost of $36,000.

On June 1, 2011, the Company issued 600,000 shares of restricted common stock as partial consideration for a $30,000 convertible term loan received from one lender. The number of shares issuable was determined by dividing the principal amount of the loan by the greater of $0.05 per share or the fair market value on the loan date. The value of the shares was determined to be $0.003565 per share and $2,139 was recorded as interest expense.

On June 1, 2011, the Board of Directors authorized an issuance of 3,000,000 shares of common stock to Victor Hollander, Chief Financial Officer, for services rendered. The total fair market value of the shares was $18,000, or $0.006 per share.

During the twelve months ended October 31, 2011, pursuant to his compensation arrangement, Mr. Brennan received 600,000 shares of the Company’s common stock with an aggregate fair market value of $5,385 issued at prices ranging from $0.01 to $0.0045 per share and options to purchase 100,000 shares of common stock with a fair market value of $29.

Redeemable Preferred Stock

The redeemable preferred stock, issued in 1987 to the then holders of the common and Class B common stock, had a redemption date in 1991. The redeemable preferred stock has not been redeemed due to a lack of “legally available funds.” These shares must be redeemed by the Company as soon as possible for $0.01 per share at any time the Company has the “legally available funds” for the redemption. There was a conversion feature to this redeemable preferred stock, which, with the passing of time, has lapsed. The Company believes the definition of “legally available funds” to be the amount under California law from which dividends could be paid by a corporation that does not have retained earnings. In general, California law provides that to the extent a corporation’s assets, excluding intangible and deferred assets, are at least equal to (a) the amount of the proposed distribution, and (b) 1.25 times its liabilities, excluding deferred taxes, deferred income, and deferred credits, a corporation may pay dividends. Under this definition, the Company had “legally available funds” as of October 31, 2000 and 1999. As a result, the Company is in default under the redemption provisions of the redeemable preferred stock.

The redeemable preferred stock is not assignable or transferable, except upon death or upon approval of a majority of the members of the Board of Directors not holding such shares and is not entitled to receive any dividends.

F-17

Preferred Stock

The Company is authorized to issue 1,000,000 shares of Preferred Stock, $1.00 par value. The terms of the Preferred Stock, or any series thereof, may be determined from time to time by the Board of Directors. Such shares may be convertible into Common Stock and may have rank superior to the Common Stock in the payment of dividends, liquidation rights, voting and other rights, preferences and privileges. Future shares of Preferred Stock may be issued by the Company without submitting a proposal regarding the issuance of such shares to a vote of holders of Common Stock. The Company in the future could issue Preferred Stock in a situation designed to discourage a tender offer. The Company has no present plans to issue any shares of Preferred Stock.

In January 2001, the Board of Directors authorized 250,000 shares of Series C preferred stock. Each share of Series C preferred stock is convertible at the option of the holder into four (4) shares of common stock. As of October 31, 2011, there were no shares of Series C preferred stock issued or outstanding.

Also in January 2001, the Board of Directors authorized 500,000 shares of Series D preferred stock each of which is convertible into two (2) shares of common stock at the option of the holder. There were no shares of Series D preferred stock issued or outstanding at October 31, 2011.

Voting Rights

Each share of the Company’s common stock and redeemable preferred stock is entitled to one vote per share. Shares of the Company’s Series C and Series D convertible preferred stock carry no voting rights.

Liquidation Preferences

In the event of liquidation or dissolution of the Company, the holders of the common stock and redeemable preferred stock shall be entitled to receive an equal amount per share, provided, however, in no instance shall a share of redeemable preferred stock receive more than $0.01 per share.

In any liquidation or dissolution of the Company, the holder of the Series C convertible preferred stock will be entitled to a liquidation preference of $4 per share.

In any liquidation or dissolution of the Company, the holder of the Series D convertible preferred stock will be entitled to a liquidation preference of $2 per share.

9. Stock Options and Warrants

Common Stock Options

In May 2008, the Company adopted the Micro Imaging Technology 2008 Employee Incentive Stock Plan (“Stock Plan”) effective May 2, 2008. Similar to the above-referenced Benefit Plan, the Stock Plan permits the Company to grant up to three (3) million shares of common stock or options or purchase common stock to eligible employees, directors, officers, consultants or advisors. The Board of Directors authorized the issuance of 584,472 shares of common stock under the Stock Plan in May 2008 to various individuals, including officers and directors, in exchange for cancellation of loans and interest as well as fees and expenses due them from the Company. The FMV of the stock on the grant date was $0.30 per share in cancellation of $175,342 in accrued debt. An additional two (2) million shares were issued under the Stock Plan on June 12, 2009 to a consultant and 50,000 shares were issued on November 2, 2009 to legal counsel in partial payment of legal fees. There remain 365,528 shares and/or options available under this Plan as of October 31, 2011.

On February 16, 2011 the Board of Directors authorized the formation of the 2011 Employee Benefit Plan which is authorized to grant up to fifteen (15) million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants or advisors. Eligibility is determined by the Board of Directors. During the fiscal year ended October 31, 2011, the Company issued all fifteen (15) million shares of common stock under the Benefit Plan to consultants for services rendered in the aggregate sum of $96,000. See Note 8 – “Common Stock.”

On August 3, 2011, in accordance with the consulting arrangement of its Chief Executive Officer, the Company granted Michael a two-year option to purchase 100,000 shares of common stock at an exercise price of $0.30 per share. These options were granted outside any of the above equity compensation plans.

F-18

The following table summarizes information about options granted under the Company’s equity compensation plans and otherwise to employees, directors and consultants of the Company. Generally, options vest on an annual pro rata basis over various periods of time and are exercisable, upon proper notice, in whole or in part at any time upon vesting. Typically, unvested options terminate when an employee leaves the Company. The options granted have contractual lives ranging from three to ten years.

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value

Outstanding at October 31, 2009	6,050,000	$0.11	2.8	$74,040
Granted	200,000	0.16
Exercised	—	—
Expired	(350,000)	0.36
Canceled	—	—
Outstanding at October 31, 2010	5,900,000	0.10	1.9	$—
Granted	100,000	0.30
Exercised	—	—
Expired	(3,000,000)	0.12
Canceled	—	—
Outstanding at October 31, 2011	3,000,000	$0.09	2.1	$—

The values of the consideration received were based on the values of the options granted. The values of the options were estimated using the Black-Scholes Option Pricing Model with the following weighted average assumptions for grants made in 2011 and 2010.

	2011	2010
Risk-free interest rate	1.35%	1.55%
Expected dividend yield	—	—
Expected stock price volatility	1.62	2.84
Expected life in years	2 years	2 years

Summary information about the Company’s options outstanding at October 31, 2011 is set forth in the table below. Options outstanding at October 31, 2011 expire between August 2012 and January 2016.

Range of Exercise Prices	Options Outstanding October 31, 2011	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable October 31, 2011	Weighted Average Exercise Price
$0.02 - $0.15	2,300,000	2.4	$0.03	2,300,000	$0.03
$0.24 - $0.30	700,000	1.2	$0.29	700,000	$0.29
TOTAL:	3,000,000			3,000,000

There were no unvested stock options as of October 31, 2011.

F-19

Common Stock Warrants

The Company accounts for stock-based compensation awards to non-employees based upon fair values at the grant dates. The consideration received for the issuance of stock purchase warrants (“warrants”) is based on the fair value of the warrants or of the goods or services received for the warrants issued, whichever is more reliably measurable.

When the value of the services is based on the fair value of the warrants, the value is calculated using the Black-Scholes Option Pricing Model. The fair value of the options or warrants is expensed as the services are provided.

No warrants were granted by the Company during fiscal 2011. During the fiscal years ended October 31, 2010, the Company granted warrants as follows:

On February 8, 2010, the Company granted two-year warrants to purchase 500,000 shares of common stock as partial consideration for a $30,000 loan. The warrants vest in full as of the grant date with an exercise price of $0.03 per share. The fair market value of these warrants was also recorded as consulting expense in the amount of $24,745 as of the fiscal year ended October 31, 2011.

On October 28, 2010, the Board granted warrants to purchase a total of 4,000,000 shares of common stock to two consultants to the Company. The warrants are exercisable until October 28, 2012 at $0.011 per share. The Company recognized a non-cash compensation expense of $37,532 on these issuances.

The following table summarizes the information relating to warrants granted to non-employees as of October 31, 2011 and 2010 and changes during the years then ended. Warrants outstanding at October 31, 2011 expire between February and October 2012.

	Number of Warrants	Weighted Average Exercise Price
Outstanding at October 31, 2009	1,100,000	$0.06
Granted	4,500,000	0.01
Exercised	—	—
Expired	(100,000)	0.06
Outstanding at October 31, 2010	5,500,000	0.02
Granted	—	—
Exercised	—	—
Expired	(500,000)	0.10
Outstanding at October 31, 2011	5,000,000	$0.01

The values of the consideration received were based on the values of the warrants granted. The values of the warrants were estimated using the Black-Scholes Option Pricing Model with the following weighted average assumptions for grants made in 2011 and 2010:

	2011	2010
Risk-free interest rate	—%	1.57%
Expected dividend yield	—	—
Expected stock price volatility	—	3.68
Expected life in years	—	2 years

F-20

Summary information about the Company’s warrants outstanding at October 31, 2011 is as follows:

Range of Exercise Prices	Warrants Outstanding October 31, 2011	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Warrants Exercisable October 31, 2011	Weighted Average Exercise Price
$ 0.011 - $ 0.03	5,000,000	.9	$0.015	5,000,000	$0.015

10. Commitments and Contingencies

Facilities Agreement

In January 2006, the Company entered into a one-year agreement to lease a 4,100 sq. ft. facility in San Clemente, California at a rate of $3,650 per month commencing on April 1, 2006. The lease provides the Company with an option to extend the lease for additional one-year terms through March 31, 2012. The monthly lease payment increased to $3,895 commencing on April 1, 2008. The lease was extended on April 1, 2010 for an additional year and the lease payment at the same monthly rate. No further extensions on the lease to date.

In late December 2011, the Company was served with an unlawful detainer action brought by the landlord for non-payment of $15,690 in back rent. The Company is currently negotiating with the landlord to pay the balance due and remain at the facility.

Assuming the Company can successfully negotiate a continuance on the lease, future minimum facilities lease payments as of October 31, 2011 are as follows:

2011	$19,475
2012	$—

Employment Contracts

Michael W. Brennan

Effective August 2, 2006, the Company entered into a five-year employment agreement with Michael Brennan, the Company’s Chief Executive Officer that provides for a $5,000 monthly cash payment and 50,000 shares of the Company’s common stock for each month of service. The cash compensation to Mr. Brennan increased to $15,000 per month effective on November 1, 2008. For each year of service, Mr. Brennan will also be granted a two-year warrant to purchase 100,000 shares of common stock at an exercise price of $0.30 per share. Such warrants are to vest at the conclusion of each year of service. Between September 1 and December 31, 2007, Mr. Brennan also received 50,000 shares of the common stock of the Company’s subsidiary per month. See also Note 13 - “Subsequent Events.”

11. Related Party Transactions

See Notes 6, 8, 9, 10, and 13 for related party transactions.

12. Employee Retirement Plan

Commencing on January 1, 2005, the Company sponsored a Simple IRA retirement plan which covers substantially all qualified full-time employees. Participation in the plan is voluntary, and employer contributions are determined on an annual basis. Currently employer contributions are being made at the rate of 3% of the employees’ base annual wages. The Company’s contribution to the IRA plan was $639 for the fiscal year ended October 31, 2010. No contributions to the IRA plan were made during fiscal 2011.

13. Subsequent Events (Unaudited)

In accordance with this consulting arrangement, between November 1, 2011 and February 3, 2012, the Company issued 150,000 shares of common stock to its Chief Executive Officer, Michael Brennan.

F-21

Between November 10, 2011 and January 30, 2012, the Company issued a total of 40,735,526 shares of common stock upon the conversion of $83,200 in convertible debentures held by Asher Enterprises together with $2,700 in interest accrued on such debentures. The conversions took place at prices ranging from $0.0015 to $0.003 per share.

Between November 1 and December 23, 2011, Dutchess Opportunity Fund purchased an additional 14, 191,447 shares of common stock at prices ranging from $0.0040 to $0.0056 per share, for net proceeds of $70,482. On January 30, 2012, the Company advanced Dutchess an additional 16,638,757 shares of common stock to cover forthcoming purchases under the terms of the May 2010 Investment Agreement.

On January 4, 2012, Asher Enterprises, Inc. purchased an additional $32,500 convertible debenture from the Company. The terms and conditions of the note, like prior debentures, include a beneficial conversion provision with anti-dilution provisions.

F-22

Micro Imaging Technology, Inc. and Subsidiary

(A Development Stage Company)

Condensed Consolidated Balance Sheet

	January 31, 2012	October 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash	$4,288	$5,206
Prepaid expenses	220	220
Total current assets	4,508	5,426

Fixed assets, net	72,032	79,177

Total assets	$76,540	$84,603

LIABILITIES AND STOCKHOLDERS ' DEFICIT

Current liabilities:
Notes payable to stockholder	$587,480	$565,000
Convertible notes payable, net of unamortized discount of $117,6 36 and $123,207 in 2012 and 2011, respectively	231,732	224,161
Trade accounts payable	683,846	685,920
Accounts payable to officers and directors	418,177	355,628
Accrued payroll	264,767	241,479
Derivative liabilities	148,837	175,865
Other accrued expenses	140,491	132,934
Total current liabilities	2,475,330	2,380,987

Long term liabilities:
Convertible notes payable, net of unamortized discount of $0 and $11,461 in 2012 and 2011, respectively	-	1,039
Redeemable convertible preferred stock, $0.01 par value; 2,600,000 shares authorized, issued and outstanding at January 31, 2012 and October 31, 2011	26,000	26,000
Total long term liabilities	26,000	27,039

Total liabilities	2,501,330	2,408,026

Commitments and contingencies

Stockholders' deficit:
Common stock, $0.01 par value; 2,500,000,000 shares authorized; 542,419,525 and 487,342,466 shares issued and outstanding at January 31, 2012 and October 31, 2011, respectively	5,424,194	4,873,425
Additional paid-in capital	36,637,113	36,965,142
Common stock subscribed	(1,250)	-
Accumulated deficit from previous operating activities	(27,809,201)	(27,809,201)
Deficit accumulated during the development stage	(16,675,646)	(16,352,789)
Total stockholders' deficit	(2,424,790)	(2,323,423)

Total liabilities and stockholders' deficit	$76,540	$84,603

F-23

Micro Imaging Technology, Inc. and Subsidiary

(A Development Stage Company)

Condensed Consolidated Statements of Operations

Three Months and Nine months Ended January 31, 2012 and January 31, 2011

And the Period November 1, 2005 to January 31, 2012

(Unaudited)

	Three months ended January 31,		Cumulative period from November 1, 2005 through
	2012	2011	January 31, 2012
Sales	$-	$-	$58,000
Cost of Sales	-	-	29,886

Gross profit	-	-	28,114

Operating costs and expenses:
Research and development	161,365	126,385	5,103,649
Sales, general and administrative	78,584	130,130	7,273,022

Total operating expenses	239,949	256,515	12,376,671

Loss from operations	(239,949)	(256,515)	(12,348,557)

Other income (expense):
Interest income	-	3	11,359
Interest expense	(110,644)	(91,237)	(4,636,271)
Gain on derivative instruments	28,574	-	121,131
Other income, net	762	-	187,892
Total other income (expense), net	(81,308)	(91,234)	(4,315,889)

Loss from operations:
Before provision for income tax	(321,257)	(347,749)	(16,664,446)
Provision for income tax	(1,600)	(1,600)	(11,200)
Net loss	(322,857)	(349,349)	(16,675,646)

Net loss attributable to:
Non-controlling interest	(30,818)	(24,641)	(1,188,171)
Micro Imaging Technology, Inc. stockholders	(292,039)	(324,708)	(15,487,475)
	$(322,857)	$(349,349)	$(16,675,646)

Net loss per share, basic and diluted	$(0.00)	$(0.00)

Shares used in computing net loss per share, basic and diluted	515,008,741	189,898,875

F-24

Micro Imaging Technology, Inc. and Subsidiary

(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows

Three month Period Ended January 31, 2012 and January 31, 2011

And the Period November 1, 2005 to January 31, 2012

(Unaudited)

	Three months ended January 31,		Cumulative period from November 1, 2005 through
	2012	2011	January 31, 2012
Cash flows from operating activities:
Net loss	$(322,857)	$(349,349)	$(16,675,646)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,145	6,704	147,593
Amortization of costs and fees related to convertible debentures	85,486	65,358	889,233
Common stock issued for services	-	750	2,144,790
Common stock issued to officers and directors for services	906	1,500	3,079,601
Common stock issued for shares of subsidiary stock	-	-	254,000
Common stock of subsidiary issued to employees and consultants	-	-	2,815
Common stock issued as a commission	-	-	3,000
Common stock issued for accounts payable	-	-	296,583
Common stock issued to former licensee	-	-	41,319
Common stock issued/recovered on cancelled agreements	-	-	20,478
Non-cash compensation for stock options and warrants	-	-	631,923
Costs and fees related to issuance of convertible debt	-`	6,420	539,252
Interest expense related to beneficial conversion feature	-	-	1,944,800
Interest paid with common stock	2,700	-	121,187
Interest on notes receivable for common stock	-	-	(1,373)

(Increase) decrease in assets:
Prepaid expenses	-	50,411	25,371
Inventories	-	-	-

Increase (decrease) in liabilities:
Derivate liability	(27,028)	-	148,837
Trade accounts payable	57,905	22,491	674,449
Accounts payable to officers and directors	62,549	46,529	722,631
Accrued payroll and other expenses	30,845	26,207	292,162
Net cash used in operating activities	(102,349)	(122,979)	(4,696,995)

Cash flows from investing activities:
Purchase of fixed assets	-	-	(213,142)
Net cash used in investing activities	-	-	(213,142)

F-25

Micro Imaging Technology, Inc. and Subsidiary

(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows (Continued)

Three month Period Ended January 31, 2012 and January 31, 2011

And the Period November 1, 2005 to January 31, 2012

(Unaudited)

	Three months ended January 31,		Cumulative period from November 1, 2005 through
	2012	2011	January 31, 2012
Cash flows from financing activities:
Principal payments on notes payable to stockholders	-	-	(1,133,000)
Proceeds from common stock subscription	(1,250)	-	(1,250)
Proceeds from issuance of notes payable to a related party	-	-	1,039,800
Proceeds from issuance of notes and convertible notes payable	32,500	101,869	1,561,734
Proceeds from issuance of common stock, net	70,181	33,928	2,251,843
Net cash provided by financing activities	101,431	135,797	3,719,127

Net change in cash	(918)	12,818	(1,191,010)

Cash at beginning of period	5,206	(7,876)	1,195,298

Cash at end of period	$4,288	$4,942	$4,288

Supplemental Disclosure of Cash Flow Information

Interest paid	$-	$664	$10,321
Income taxes paid	$1,600	$1,600	$18,640

Supplemental Schedule of Non-Cash Investing and Financing Activities

Conversion of convertible notes payable to shares of common stock	$80,500	$89,865

F-26

1. Nature of our Business, Development Stage Company and Continuance of Operations

These unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America applicable to a going concern which contemplated the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Since inception, the Company has incurred substantial losses and there is substantial doubt that the Company will generate sufficient revenues in the foreseeable future to meet its operating cash requirements. Accordingly, the Company’s ability to continue operations depends on its success in obtaining additional capital in an amount sufficient to meet its cash needs. This raises substantial doubt about its ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

Our independent registered public accounting firm has included an explanatory paragraph in its report on the financial statements for the year ended October 31, 2011 which raises substantial doubt about our ability to continue as a going concern.

Micro Imaging Technology, Inc. (the “Company”), a California corporation, is a holding company whose operations are conducted through its Nevada subsidiary, Micro Imaging Technology (“MIT”). As of January 31, 2012, the Company owns eighty point seven percent (80.7%) of the issued and outstanding stock of MIT.

The losses incurred to date which are applicable to the minority stockholders of the Company’s consolidated subsidiary, MIT, exceed the value of the equity held by the minority stockholders. Such losses have been allocated to the Company as the majority stockholder and are included in the net loss and accumulated deficit in the condensed consolidated financial statements for the three months ended January 31, 2012. Any future profits reported by our subsidiary will be allocated to the Company until the minority’s share of losses previously absorbed by the Company have been recovered.

In 1997, the Company began marketing a small, point-of-use water treatment product aimed at the high purity segment of commercial and industrial water treatment markets. In February 2000, the Company formed Electropure EDI, Inc. (EDI), a wholly-owned Nevada subsidiary, through which all manufacturing and sales of its proprietary water treatment products were then conducted. In October 2005, the Company sold the assets of the EDI subsidiary and discontinued operations.

The Company acquired, in October 1997, an exclusive license to patent and intellectual property rights involving laser light scattering techniques to be utilized in the detection and monitoring of toxicants in drinking water. In February 2000, the Company formed Micro Imaging Technology (MIT), a majority-owned Nevada subsidiary, to conduct research and development based upon advancements developed and patented from the licensed technology. The technology being developed is a non-biologically based system utilizing both proprietary hardware and software to rapidly (near real time) determine the specific specie of an unknown microbe present in a fluid with a high degree of statistical probability (“MIT system”). It will analyze a sample presented to it and compare its characteristics to a library of known microbe characteristics on file. At present, it is the Company’s only operation.

Effective with the sale of its EDI operation in October 2005, the Company’s planned principal operation, the further development and marketing of its remaining technology, has not produced any significant revenue and, as such, the Company, beginning with the fiscal year starting November 1, 2005, is considered a development stage enterprise.

2. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include all adjustments, consisting solely of normal recurring adjustments which management believes are necessary for a fair presentation of the Company’s financial position at January 31, 2012 and results of operations for the periods presented.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted.

Results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying condensed consolidated financial statements should be read in conjunction with our audited financial statements and footnotes as of and for the year ended October 31, 2011, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 13, 2012.

F-27

3. Concentration of Credit Risk and Other Risks and Uncertainties

As of January 31, 2012, the amounts due two former consultants to the Company represented 44% ($298,748) and 16% ($112,000) of the total amount due for accounts payable to non-affiliates.

4. Inventories

Effective October 31, 2011, the Company expensed approximately $13,500 in raw materials and reclassified and capitalized as machinery and equipment eight of its MIT 1000 Systems that it had carried as finished goods valued at $75,788. A redesigned model of the systems is currently underway and the Company will utilize these eight first generation models as laboratory testing equipment. Commencing November 1, 2011, these systems are being depreciated over an expected useful life of 3 years.

5. Summary of Significant Accounting Policies

The accounting policies followed are as set forth in Note 1 of the Notes to Financial Statements in the Company’s 2011 Annual Report on Form 10-K. The Company has not experienced any material change in its critical accounting policies since November 1, 2011. The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments regarding uncertainties that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates, which are based upon historical experience and on other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The Company considers the following accounting policies to be most critical in their potential effect on its financial position or results of operations.

New Accounting Pronouncements

The following accounting standards updates were recently issued and have not yet been adopted by us. These standards are currently under review to determine their impact on our consolidated financial position, results of operations, or cash flows.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosure about Offsetting Assets and Liabilities, which requires an entity to include additional disclosures about financial instruments and transactions eligible for offset in the statement of financial position, as well as financial instruments subject to a master netting agreement or similar arrangement. ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this ASU is not expected to have a material impact on our financial statements.

June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income, or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of equity. In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which defers specific requirements to present reclassification adjustments for each component of accumulated other comprehensive income. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not expect the adoption of ASU 2011-05 to have a material effect on its operating results or financial position.

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Earnings Per Share

Basic earnings per share is based on the weighted average number of shares outstanding for a period. Diluted earnings per share is based upon the weighted average number of shares and potentially dilutive common shares outstanding. Potential common shares outstanding principally include convertible notes payable and stock options under our stock plan. Since the Company has incurred losses, the effect of any common stock equivalent would be anti-dilutive.

Stock Based Compensation

Stock-based compensation costs for stock options issued to employees is measured at the grant date, based on the fair value of the award using the Black Scholes Option Pricing Model, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

No stock-based compensation was recognized during the three months ended January 31, 2012.

On February 14, 2012, the Board of Directors adopted the 2012 Employee Benefit Plan which is authorized to grant up to Sixty (60) million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants or advisors. Eligibility is determined by the Board of Directors. No shares or options have been granted under the Plan as of the date of this report.

The following table summarizes information about options granted under the Company’s equity compensation plans through January 31, 2012 and otherwise to employees, directors and consultants of the Company. Generally, options vest on an annual pro rata basis over various periods of time and are exercisable, upon proper notice, in whole or in part at any time upon vesting. Typically, in the case of an employee, vested options terminate when an employee leaves the Company. The options granted have contractual lives ranging from two to ten years.

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at October 31, 2011	3,000,000	$0.09	2.1	$—
Granted	—	—
Exercised	—	—
Expired	—	—
Canceled	—	—
Outstanding at January 31, 2012	3,000,000	$0.09	1.9	$—

Summary information about the Company’s options outstanding at January 31, 2012 is set forth in the table below. Options outstanding at January 31, 2012 expire between August 2012 and January 2016.

Range of Exercise Prices	Options Outstanding January 31, 2012	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable January 31, 2012	Weighted Average Exercise Price
$ 0.02 - $0.14	2,300,000	2.1	$0.03	2,300,000	$0.03
$ 0.29 - $0.30	700,000	1.0	$0.29	700,000	$0.29
TOTAL:	3,000,000			3,000,000

As of January 31, 20121, all outstanding options had fully vested and there was no estimated unrecognized compensation from unvested stock options.

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The following table summarizes the information relating to warrants granted to non-employees as of October 31, 2011 and changes during the three months ended January 31, 2012:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at October 31, 2011	5,000,000	$0.015	0.9	$—
Granted	—	—
Exercised	—	—
Expired	—	—
Canceled	—	—
Outstanding at January 31, 2012	5,000,000	$0.015	0.6	$—

Summary information about the Company’s warrants outstanding at January 31, 2012 is set forth in the table below. Warrants outstanding at January 31, 2012 expire between February and October 2012.

Range of Exercise Prices	Warrants Outstanding January 31, 2012	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Warrants Exercisable January 31, 2012	Weighted Average Exercise Price
$ 0.011- $0.03	5,000,000	0.6	$0.015	5,000,000	$0.015

6. Convertible Debentures

Series 1 Notes

Under the provisions of ASC 815-40-15, “Derivatives and Hedging-Contracts in Entity’s Own Equity-Scope and Scope Exceptions,” a number of our outstanding Convertible notes are not considered indexed to our stock, as a result of an anti-dilution protection provision in these notes. The application of ASC 815-40-15, effective August 1, 2011, resulted in our accounting for these notes as derivative instruments, and they are recognized as liabilities in our consolidated balance sheets.

Between August 16, 2010 and January 4, 2012, the Company entered into a Securities Purchase Agreement with Asher Enterprises, Inc. in connection with the issuance of ten (10) separate 8% convertible notes in various principal amounts, aggregating $345,000. The Company paid a total of $25,500 out of the proceeds of the notes to Asher for legal fees and expenses related to the referenced agreements. The notes generally mature in nine (9) months, commencing May 2011 through October 2012, and are convertible into shares of common stock at a discount ranging from 39% to 55% of the average of the lowest three closing bid prices of the common stock during the ten trading days prior to the conversion date. The Series I Notes contain a provision requiring an adjustment to the conversion price of the note in the event the Company issues or sells any shares of common stock, or securities convertible into or exercisable for common stock, at a price per share lower than such conversion price. Accordingly, effective August 1, 2011, the Series I Notes have been accounted for as a derivative liability, measured at fair value, with changes in fair value recognized as gain or loss for each reporting period thereafter. Asher may convert any or all of the unpaid principal note prior to the maturity date, commencing 180 days following the date of the Note. The notes are recorded at fair value, using the Binomial valuation model, and a derivative liability of $175,865 was recorded for the fiscal year ended October 31, 2011. This liability is revalued each reporting period and gains and losses are recognized in the statement of operations under “Other Income (Expense)”. As of the three months ended January 31, 2012, this derivative liability was $148,837.

As of January 31, 2012, Asher has converted a total of $222,500 and $8,900 in principal and accrued interest, respectively, on these notes and has received a total of 186,040,962 shares of common stock upon the conversions at prices ranging from $0.0004 to $0.004 per share. During the three months ended January 31, 2012, the Company expensed a total of $2,179 accrued interest and there remains an aggregate principal balance of $122,500 due on these notes. If such Series 1 notes were converted at January 31, 2012, the Company would issue an aggregate of 49,152,995 shares of common stock the value of which would exceed, by $72,222, the principal balance due on the notes.

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See also Note 10 – “Subsequent Events.”

Fair value of financial instruments

The accounting standards regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash and other current assets and liabilities to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

The Company has also adopted ASC 820-10 (formerly SFAS 157, “Fair Value Measurements”) which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The carrying amounts of our financial instruments, including cash, accounts payable and accrued expenses approximate fair value because of their generally short maturities.

We measured the fair value of the Series 1 Notes by using the Binomial Valuation model. As of January 31, 2012, the assumptions used to measure fair value of the liability embedded in our outstanding Series I Notes included an exercise price of $0.0026 per share, a common share price of $0.0047, a discount rate of 0.08%, and a volatility of 185%.

The following table sets forth, by level within the fair value hierarchy, our financial instrument liabilities as of January 31, 2012 (See also Note 5 – Convertible Debentures – “Series 1 Notes”) :

	Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
	(Level 3)	(Level 3)	(Level 3)
Series 1 Notes	$—	$—	$148,837	$148,837
Total	$—	$—	$148,837	$148,837

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The following table sets forth a summary of changes in the fair value of our Level 3 financial instrument liability for the fiscal year ended October 31, 2011 and for the three month period ended January 31, 2012:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Balance October 31, 2011	$175,865
Additions	53,239
Net gain included in earnings	(28,574)
Settlements	(51,693)
Balance January 31, 2012	$148,837

Similar purchase and conversion transactions have occurred with Asher subsequent to January 31, 2012. See Note 10 – “Subsequent Events.”

Other Convertible Notes

On November 10, 2010, the Company borrowed $64,868 from the above unaffiliated party on terms similar to the Asher notes. The Note matures on May 31, 2012 and bears interest at the rate of ten percent (10%) per annum. The Note is convertible into shares of common stock at a forty two percent (42%) discount to the average of the lowest three (3) closing bid prices of the common stock during the ten (10) trading days prior to the conversion date. The noteholder may convert any or all of the unpaid principal note prior to the maturity date. The Company calculated the intrinsic value of the conversion feature to be $46,973 as of the date of issuance of the debentures using the same criteria as noted above and is amortizing the expense over the life of the loan. The Company has expensed $36,837 with regard to this beneficial conversion feature as well as $7,944 in accrued interest on the note as of January 31, 2012. If the note had been converted as of January 31, 2012, the Company would have issued a total of 22,670,703 shares of common stock and would have fully amortized the remaining expense of the conversion feature.

On March 16, 2009, the Company’s largest stockholder, Mr. Anthony Frank, purchased a $75,000 convertible debenture for which the Company has expensed $21,596 in accrued interest as of January 31, 2012. The debenture matures on March 16, 2012 and bears interest at the rate of ten percent (10%) per annum. The debenture is convertible at any time at the option of the holder into the Company’s common stock at a fair market value of 75% of the lowest closing bid price per share for the twenty (20) trading days immediately preceding conversion. The debentures are also redeemable by the Company: 1) if before six months at 120% of the principal value, plus interest; or 2) if after six months, at 131% of principal, plus interest. The intrinsic value of the beneficial conversion feature, $18,750, is being amortized over the three-year life of the debenture. If the note had been converted as of January 31, 2012, the Company would have issued a total of 20,833,333 shares of common stock and would have fully amortized the remaining expense of the conversion feature.

On November 27, 2009, the Company borrowed $25,000 from an unaffiliated lender. In September 2011, the lender converted $12,500 of the principal and $376 in accrued interest into 8,542,222 shares of common stock. The Company issued an Amended and Restated Convertible Note for the $12,500 principal balance of the loan. The amended note matures on December 31, 2012 and bears interest at 6% and is convertible into common shares at a 55% discount of the average of the lowest three (3) closing bid prices of the common stock during the ten (10) trading days prior to the conversion date. The Company calculated the intrinsic value of the conversion feature on the remaining balance to be $10,507 as of the date of issuance of the amended note and will amortize the cost over the life of the loans. As of January 31, 2012, the Company had expensed a total of $269 in accrued interest on the remaining principal balance of $12,500. If the $12,500 balance of the note had been converted as of January 31, 2012, the Company would have issued a total of 5,630,669 shares of common stock and would have fully amortized the remaining expense of the conversion feature.

On August 1, 2011, an unaffiliated party purchased a $50,000 convertible debenture for which the Company has accrued interest at the rate of 6% and has expensed $1,504 in accrued interest as of January 31, 2012. The debenture is convertible at any time at the option of the holder into the Company’s common stock at a 25% discount (but not more than $0.002 per share) to the average closing bid prices of the common stock for the three (3) trading days immediately preceding conversion. The intrinsic value of the beneficial conversion feature, $16,667, is being amortized over the one-year life of the debenture. If the note had been converted as of January 31, 2012, the Company would have issued a total of 13,513,605 shares of common stock and would have fully amortized the remaining expense of the conversion feature. The principal balance of this note was converted into common stock in February 2012. See Note 10 – “Subsequent Events.”

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On January 12, 2012, the Company issued an Amended and Restated 6% Convertible Note for $37,500 to an unaffiliated lender for proceeds received in fiscal 2010. The note, which matures on December 31, 2012, was subsequently sold to Asher Enterprises which converted $13,000 of the principal balance due on January 12, 2012 for 8,125,000 shares of common stock at a conversion price of $0.0016 per share. The intrinsic value of the beneficial conversion feature, $37,500, is being amortized over the one-year life of the debenture. The Company has expensed $23,185 with regard to this beneficial conversion feature as well as $77 in accrued interest on the note as of January 31, 2012. If the $24,500 balance of the note had been converted as of January 31, 2012, the Company would have issued a total of 14,189,285 shares of common stock and would have fully amortized the remaining expense of the conversion feature. The principal balance of this note was converted into common stock in February 2012. See Note 10 – “Subsequent Events.”

At January 31, 2012 and October 31, 2011, convertible debentures and Series 1 notes consisted of the following:

	January 31,	October 31,
	2012	2011
Series 1 Notes, principal and interest at 8% maturing through May 25, 2012.	$122,500	$157,500

Convertible note payable to major stockholder; principal and interest at 10% due on March 16, 2012.	75,000	75,000

Convertible note payable to stockholder; principal and interest at 10% due on May 31, 2012.	64,868	64,868

Convertible notes payable to various stockholders; principal and interest at 6% maturing through December 31, 2012.	87,000	62,500
	349,368	359,868
Less current maturities	349,368	347,368

Long term portion of Convertible and Series 1 notes payable	$—	$12,500

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7. Notes Payable

At January 31, 2012 and October 31, 2011, notes payable to an officer and to stockholders consisted of the following:

	January 31,	October 31,
	2012	2011
Unsecured convertible note payable to major stockholder; principal and interest at 6% due on March 10, 2010.	$64,000	$64,000

Unsecured convertible note payable to major stockholder; principal and interest at 6% due on October 15, 2010.	30,000	30,000

Unsecured convertible notes payable to officers/directors of the Company; principal and interest at 6% due on April 9, 2011.	250,000	250,000

Unsecured notes payable to officers/directors of the Company; principal and interest at 6% due on demand.	74,000	74,000

Unsecured convertible note payable to various stockholders (including $20,000 to major stockholder); principal and interest at 6% due between November 27, 2010 and March 12, 2012.	169,480	147,000
	587,480	565,000
Less current maturities	587,480	565,000

Long term portion of notes payable	$—	$—

With the exception of $74,000 in notes payable to officers and directors, which are payable on demand, and a note for $59,980 which is due in full on March 12, 2012, all of the above notes payable are past due. The Company is currently negotiating with the holders of those notes to either extend the maturity date or convert the note into shares of common stock.

8. Employee Retirement Plan

Commencing on January 1, 2005, the Company sponsored a Simple IRA retirement plan which covers substantially all qualified full-time employees. Participation in the plan is voluntary and employer contributions are determined on an annual basis. Employer contributions would be made at the rate of three percent (3%) of the employees’ base annual wages. However, the Company made no contributions to the IRA plan during the three months ended January 31, 2012 and 2011.

9. Securities Transactions

Common Stock issued to Officers and Directors

During the three months ended January 31, 2012, pursuant to his compensation arrangement, the Company issued 150,000 shares of common stock to its Chief Executive Officer, Michael W. Brennan, at prices ranging from $0.0055 to $0.0065 per share. The aggregate fair market value of the shares was determined to be $906.

Common Stock Issued in Private Placement Transactions

Between November 1, 2011 and January 31, 2012, Dutchess Opportunity Fund purchased 14,191,447 shares of common stock in three separate transactions at prices ranging from $0.004 to $0.0056 per share under the terms of the May 4, 2010 Securities Purchase Agreement. Net of $14,414 in fees and expenses, the Company received proceeds of $54,517 and a common stock subscription in the sum of $1,250 as of January 31, 2012.

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Common Stock Issued in Cancellation of Debt

Between November 10, 2011 and January 30, 2012, the Company issued 40,735,526 shares of common stock to Asher Enterprises, Inc. upon conversion of $80,500 in convertible notes, plus $2,700 in accrued interest thereon, at prices ranging from $0.0015 to $0.003 per share.

10. Subsequent Events

In accordance with his consulting arrangement, in February 2012, the Company issued 50,000 shares of common stock to its Chief Executive Officer, Michael Brennan.

On February 1, 2012, the holder of a $50,000 convertible note converted the principal balance of such note into twenty five (25) million shares of common stock at $0.002 per share.

On February 2, 2012, the Company sold 11,065,750 shares of common stock to an unaffiliated shareholder at $0.002711 per share, for a total of $30,000. On March 13, 2012, this same shareholder purchased an additional 10,553,442 shares of common stock for $31,660, or $0.003 per share.

On February 2, 2012, the Company issued its legal counsel a total of 4,200,000 shares of common stock in payment for $12,500 in legal services rendered, or $0.003 per share.

On February 2, 2012, the Company issued 3,571,429 shares of common stock to a consultant in payment of $25,000 in accrued fees. The conversion price was $0.007 per share.

During February 2012, the Company’s Chief Executive and Chief Financial Officers, Michael Brennan and Victor Hollander, respectively, exchanged $100,000 in accrued fees for services rendered in exchange for the issuance of fifty (50) million shares of common stock each. The shares were issued at a conversion price of $0.002 per share.

During February 2012 and March, Asher converted an additional $62,000 in principal loans and $1,000 in interest into 49,183,733 shares of common stock at prices ranging from $0.0011 to $0.0014 per share.

In February 2012, the Company issued 600,000 shares of common stock at $0.05 per share as partial consideration for a $30,000 loan.

On February 29, 2012, the Company received an additional $40,000, net of fees and expenses, from Asher Enterprises, Inc. pursuant to a Stock Purchase Agreement.

In late December 2011, the Company was served with an unlawful detainer action brought by the landlord for non-payment of back rent. On February 13, 2012, the Company paid all past due rent, totaling $27,355 through February 2012, and $4,983 in interest, fees and penalties. The Company remains at its San Clemente, California facility on a month-to-month rental basis.

On March 7, 2012, the Company entered into a Securities Purchase Agreement with Alpine MIT Partners, LLC (“Alpine’) to sell up to $2.0 million of 7% Senior Secured Convertible Debentures (the “Debentures). The Debentures will have a five-year term. The initial Debenture will be convertible into shares of common stock at a conversion rate of $.003 per share. The purchase and sale of the first $1.0 million Debenture is scheduled to close on or before April 7, 2012. The agreement provides that Alpine will be granted a 6-month “additional investment right” to purchase up to an additional $1.0 million of Debentures. If the additional investment right is exercised, the second Debenture will have a conversion rate of $0.00375 per share during the first six months, $0.005 per share during the following three months and $0.0075 per share thereafter. The Debentures will be secured by a first lien security interest in all the assets of the Company. The agreement provides that Alpine will have the right to have four of its nominees be appointed to the Company’s board of directors.

The sale of the Debentures is subject to several closing conditions, including the conversion at the closing of $1,240,906 of existing Company indebtedness, primarily held by affiliates, at a conversion rate of $.007 per share, the granting of a six month option by the Company’s three largest shareholders to Alpine to purchase an aggregate of 107,142,857 shares at $0.007 per share, and Alpine closing the necessary equity funding to consummate the transactions.

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140,000,000 SHARES

MICRO IMAGING TECHNOLOGY, INC.

COMMON STOCK

PROSPECTUS

Through and including June 3, 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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